EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
BETWEEN
HBT FINANCIAL, INC.,
HB-CNB MERGER, INC.
AND
CNB BANK SHARES, INC.
OCTOBER 20, 2025

Page
Section 1.1    The Merger    2
Section 1.2    Effective Time; Closing    2
Section 1.3    Effects of the Merger    2
Section 1.4    Organizational Documents, Directors and Officers of the Surviving Entity    2
Section 1.5    Mid-Tier Merger    3
Section 1.6    Bank Merger    3
Section 1.7    Alternative Structure    3
ARTICLE 2 CONVERSION OF SECURITIES IN THE MERGER    3
Section 2.1    Consideration    3
Section 2.2    Conversion of Company Preferred Stock    5
Section 2.3    Company Equity Awards.    5
Section 2.4    No Fractional Shares    6
Section 2.5    Election and Proration Procedures    7
Section 2.6    Exchange of Shares    9
Section 2.7    Dissenters’ Shares    11
Section 2.8    Withholding Rights    11
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY    12
Section 3.1    Company Organization    12
Section 3.2    Company Subsidiary Organizations    12
Section 3.3    Authorization; Enforceability    13
Section 3.4    No Conflict    13
Section 3.5    Company Capitalization    14
Section 3.6    Company Subsidiary Capitalization    15
Section 3.7    Financial Statements and Reports; Regulatory Filings    16
Section 3.8    Books and Records    17
Section 3.9    Properties    17
Section 3.10    Loans; Loan Loss Reserve    18
Section 3.11    Taxes    20
Section 3.12    Employee Benefits.    22
Section 3.13    Compliance with Legal Requirements    24
Section 3.14    Legal Proceedings; Orders    25
Section 3.15    Absence of Certain Changes and Events    26
Section 3.16    Material Contracts    28
Section 3.17    No Defaults    30
Section 3.18    Insurance    31
Section 3.19    Compliance with Environmental Laws    31
Section 3.20    Transactions with Affiliates    31

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Page

Section 3.21    Voting Requirements    32
Section 3.22    Brokerage Commissions; Fairness Opinion    32
Section 3.23    Approval Delays    32
Section 3.24    Labor Matters    32
Section 3.25    Intellectual Property    33
Section 3.26    Investments    33
Section 3.27    Fiduciary Accounts    34
Section 3.28    Deposits    34
Section 3.29    Customer Information Security    34
Section 3.30    No Other Representations or Warranties    35
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF ACQUIROR    35
Section 4.1    Acquiror Organization    35
Section 4.2    Acquiror Subsidiary Organizations    35
Section 4.3    Authorization; Enforceability    36
Section 4.4    No Conflict    36
Section 4.5    Acquiror Capitalization    36
Section 4.6    Acquiror Subsidiary Capitalization    37
Section 4.7    Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings    37
Section 4.8    Taxes    38
Section 4.9    Books and Records    39
Section 4.10    Loans; Loan Loss Reserve    39
Section 4.11    Absence of Certain Changes and Events    39
Section 4.12    Brokerage Commissions    40
Section 4.13    Approval Delays    40
Section 4.14    Financial Capability    40
Section 4.15    No Other Representations or Warranties    40
ARTICLE 5 THE COMPANY’S COVENANTS    40
Section 5.1    Access and Investigation    40
Section 5.2    Operation of the Company and Company Subsidiaries    42
Section 5.3    Notice of Changes    47
Section 5.4    Shareholders’ Meeting    47
Section 5.5    Information Provided to Acquiror    48
Section 5.6    Operating Functions    48
Section 5.7    Resignations; Termination of Agreements    48
Section 5.8    Company Benefit Plans    48
Section 5.9    Acquisition Proposals    49
Section 5.10    Third Party Consents    49
Section 5.11    Conforming Accounting Entries    50
Section 5.12    Environmental Investigation    50
Section 5.13    Title and Survey to Real Estate    51
Section 5.14    Termination of Company 401(k) Plan.    51

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Page

Section 5.15    Dissolution of Certain Company Subsidiaries    52
Section 5.16    Cessation of Quotation on OTCQX    52
ARTICLE 6 ACQUIROR’S COVENANTS    53
Section 6.1    Operation of Acquiror and Acquiror Subsidiaries    53
Section 6.2    Information Provided to the Company    53
Section 6.3    Operating Functions    53
Section 6.4    Notice of Changes    54
Section 6.5    Indemnification    54
Section 6.6    Authorization and Reservation of Acquiror Common Stock    55
Section 6.7    Stock Exchange Listing    55
Section 6.8    Representation on the Acquiror Board    55
ARTICLE 7 COVENANTS OF ALL PARTIES    55
Section 7.1    Regulatory Approvals    55
Section 7.2    SEC Registration    56
Section 7.3    Publicity    57
Section 7.4    Reasonable Best Efforts; Cooperation    57
Section 7.5    Tax-Free Reorganization    58
Section 7.6    Employees and Employee Benefits.    59
Section 7.7    Takeover Laws    60
Section 7.8    Stockholder Litigation    60
ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR    61
Section 8.1    Accuracy of Representations and Warranties    61
Section 8.2    Performance by the Company    61
Section 8.3    Shareholder Approvals    61
Section 8.4    No Proceedings, Injunctions or Restraints; Illegality    61
Section 8.5    Regulatory Approvals    61
Section 8.6    Registration Statement    62
Section 8.7    Officers’ Certificate    62
Section 8.8    No Material Adverse Effect    62
Section 8.9    Tax Opinion    62
Section 8.10    Dissenting Shares    62
Section 8.11    Other Documents    62
ARTICLE 9 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY    62
Section 9.1    Accuracy of Representations and Warranties    63
Section 9.2    Performance by Acquiror    63
Section 9.3    Shareholder Approvals    63
Section 9.4    No Proceedings; No Injunctions or Restraints; Illegality    63
Section 9.5    Regulatory Approvals    63
Section 9.6    Registration Statement    63
Section 9.7    Officers’ Certificate    64
Section 9.8    Tax Opinion    64

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Section 9.9    FIRPTA Certificate    64
Section 9.10    Stock Exchange Listing    64
Section 9.11    No Material Adverse Effect    64
Section 9.12    Other Documents    64
ARTICLE 10 TERMINATION    64
Section 10.1    Termination of Agreement    64
Section 10.2    Effect of Termination or Abandonment    66
Section 10.3    Fees and Expenses    66
ARTICLE 11 MISCELLANEOUS    67
Section 11.1    Survival    67
Section 11.2    Governing Law; Venue; Waiver of Jury Trial    67
Section 11.3    Assignments, Successors and No Third-Party Rights    68
Section 11.4    Modification    68
Section 11.5    Extension of Time; Waiver    68
Section 11.6    Notices    69
Section 11.7    Entire Agreement    70
Section 11.8    Severability    70
Section 11.9    Further Assurances    70
Section 11.10    Specific Performance    70
Section 11.11    Counterparts    71
Section 11.12    Confidential Supervisory Information    71
ARTICLE 12 DEFINITIONS    71
Section 12.1    Definitions    71
Section 12.2    Principles of Construction    80

iv

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EXHIBITS
A-1    List of Parties Entering into Voting and Support Agreements
A-2    Form of Voting and Support Agreement
B-1    List of Parties Entering into Restrictive Covenant Agreements
B-2    Form of Restrictive Covenants Agreement
C    Mid-Tier Merger Agreement
D    Statutory Bank Merger Agreement

v

INDEX OF DEFINED TERMS
Page

Acquiror    1
Acquiror Bank    71
Acquiror Benefit Plan    71
Acquiror Board    71
Acquiror Bylaws    71
Acquiror Capital Stock    72
Acquiror Capitalization Date    36
Acquiror Certificate of Incorporation    72
Acquiror Common Stock    72
Acquiror Disclosure Schedules    80
Acquiror ERISA Affiliate    72
Acquiror Financial Statements    38
Acquiror Preferred Stock    37
Acquiror SEC Reports    72
Acquiror Stock Issuance    72
Acquisition Proposal    72
Affiliate    72
Aggregate Cash Consideration    4
Aggregate Stock Consideration    4
Agreement    1
Applicable Mortgage Business Requirements    72
Bank    73
Bank Merger    73
Book-Entry Share    9
Borrowing Affiliate    44
Business Day    73
Call Report    73
Cancellation Agreement    6
Cancellation Payment    6
Cash Consideration    4
Cash Designated Shares    9
Cash Election    7
Cash Election Number    7
Cash Election Shares    7
Certificate of Merger    2
CIC Payment    60
Closing    2
Closing Acquiror Common Stock Price    73
Closing Date    2
Code    73

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Page

Company    1
Company 401(k) Plan    51
Company Adverse Recommendation    48
Company Articles of Incorporation    73
Company Benefit Plan    73
Company Board    73
Company Bylaws    73
Company Capital Stock    74
Company Capitalization Date    14
Company Common Stock    74
Company Disclosure Schedules    80
Company Employees    45
Company ERISA Affiliate    74
Company Financial Statements    16
Company Investment Securities    33
Company Loans    18
Company Material Contract    28
Company Permitted Exceptions    18
Company Preferred Stock    74
Company Real Estate    74
Company RSU    5
Company SAR    6
Company Shareholder Approval    74
Company Shareholder Matters    86
Company Shareholders’ Meeting    47
Company Stock Certificates    9
Company Stock Option    5
Company Stock Plan    74
Confidentiality Agreement    42
Constituent Documents    74
Contemplated Transactions    74
Contract    74
Control, Controlling or Controlled    74
Conversion Fund    9
Covered Employees    59
CRA    75
Deposit Insurance Fund    75
Derivative Transactions    75
DGCL    75
Dissenters’ Shares    11
DOL    75
Effective Time    2
Election Deadline    8
Election Form    7
Environment    75

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Page

Environmental Laws    75
ERISA    75
Exchange Act    75
Exchange Agent    7
Exchange Ratio    4
Existing D&O Policy    55
FDIC    75
Federal Reserve    75
GAAP    76
Governmental Authority    76
Hazardous Materials    76
Holder Representative    7
IBCA    76
Illinois Articles of Merger    2
Immediate Family Member    76
Indemnified Party    54
IRS    76
IRS Guidelines    58
Knowledge    76
Legal Requirement    76
Letter of Transmittal    9
Lien    76
Mailing Date    7
Material Adverse Effect    76
Merger    1
Merger Agreement    86
Merger Consideration    4
Merger Sub    86
MergerCo    1
Mid-Tier Merger    1
Mid-Tier Merger Agreement    3
Mixed Consideration    4
Mixed Election    7
Mortgage Agency    77
Mortgage Loan    77
NASDAQ Rules    77
New Plans    59
Non-Election    7
Non-Election Shares    7
Old Plans    59
Option Payment    6
Order    77
Ordinary Course of Business    77
OREO    78
OTCQX    78

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Page

Outstanding Company Shares    78
Owned Shares    86
Parent    86
PBGC    78
Per Share Merger Consideration    4
Person    78
Phase I    50
Phase II    50
Previously Disclosed    81
Proceeding    78
Proxy Statement    78
Registration Statement    78
Regulatory Authority    78
Remediation Cost    78
Representative    78
Requisite Regulatory Approvals    79
Restrictive Covenant Agreements    1
SAR Payment    6
Schedules    80
SEC    79
Securities Act    79
Stock Consideration    4
Stock Consideration Cash Value    79
Stock Designated Shares    8
Stock Election    7
Stock Election Number    7
Stock Election Shares    7
Subsidiary    79
Superior Proposal    79
Surviving Entity    1
Tax    79
Tax Return    79
Termination Date    65
Termination Fee    66
Third Party Consents    14
Total Payments    60
Transfer    87
Transition Date    80
Treasury Regulations    80
U.S.    80
Unaudited Monthly Financial Statements    42
Voting and Support Agreements    1

ix

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of October 20, 2025, by and among HBT Financial, Inc., a Delaware corporation (“Acquiror”), HB-CNB Merger, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“MergerCo”), and CNB Bank Shares, Inc., an Illinois corporation (the “Company”).
RECITALS
A.    The boards of directors of the Company, Acquiror and MergerCo have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which MergerCo will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), with the Company as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”) and as a result of such Merger, the Company shall become a wholly owned subsidiary of Acquiror.
B.    Immediately after the effectiveness of the Merger, the Company, as the Surviving Entity of the Merger and a wholly-owned subsidiary of Acquiror following the effectiveness of the Merger, shall merge with and into Acquiror, with the Acquiror as the surviving corporation (the “Mid-Tier Merger”).
C.    The parties intend that the Merger together with the Mid-Tier Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Code, and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.
D.    As an inducement to Acquiror to enter into this Agreement, certain of the directors, executive officers and shareholders of the Company, listed on Exhibit A-1 have, concurrently with the execution of this Agreement, entered into a Voting and Support Agreement in substantially the form attached hereto as Exhibit A-2 (the “Voting and Support Agreements”), pursuant to which, among other things, such persons have agreed to vote in favor of the adoption of this Agreement.
E.    As an inducement of Acquiror’s willingness to enter into this Agreement, certain of the Company’s directors and executive officers have, listed on Exhibit B-1 hereto, concurrently with the execution of this Agreement, entered into a confidentiality, non-solicitation and non-competition agreement, the form of which is attached hereto as Exhibit B-2 (the “Restrictive Covenant Agreements”), pursuant to which, among other things, such persons are prohibited from competing with the business conducted by the Acquiror and its Subsidiaries.
F.    The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and the parties also agree to certain prescribed conditions to the Merger and other transactions.

AGREEMENTS
In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:
Article 1
THE MERGER
Section 1.1The Merger. Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and the IBCA, at the Effective Time, MergerCo shall be merged with and into the Company pursuant to the provisions of, and with the effects provided in, the DGCL and the IBCA, the separate corporate existence of MergerCo shall cease and the Company will be the Surviving Entity and a wholly-owned subsidiary of Acquiror.
Section 1.2Effective Time; Closing.
(a)Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through electronic means or at a place that is mutually acceptable to Acquiror and the Company, or if they fail to agree, at the offices of Vedder Price P.C., located at 222 North LaSalle Street, Chicago, Illinois 60601, at 10:00 a.m., local time, on the later of (i) March 31, 2026 and (ii) the first day of the month immediately following the month during which each of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) has been satisfied or waived, or at such other time and place as Acquiror and the Company may agree in writing (the “Closing Date”). Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
(b)The Company shall file on the Closing Date a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and articles of merger with the Secretary of State of the State of Illinois (“Illinois Articles of Merger”). The Merger shall become effective as of the date and time specified in the Certificate of Merger (the “Effective Time”).
Section 1.3Effects of the Merger. At and after the Effective Time, the Merger shall have the effects prescribed by applicable law. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.
Section 1.4Organizational Documents, Directors and Officers of the Surviving Entity. The Company’s Articles of Incorporation and Company’s Bylaws, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Entity and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of MergerCo immediately prior to the Effective Time shall be the initial

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officers of the Surviving Entity, each to hold office until the earlier of their death, resignation or removal in accordance with the Surviving Entity’s articles of incorporation and bylaws.
Section 1.5Mid-Tier Merger. The parties will cooperate and shall take all action necessary or deemed appropriate by Acquiror to cause the Surviving Entity and Acquiror to enter into an agreement and plan of merger, in the form attached hereto as Exhibit C (the “Mid-Tier Merger Agreement”), pursuant to which the Surviving Entity and Acquiror shall undertake the Mid-Tier Merger, with Acquiror being the surviving corporation thereof in accordance with the terms of the Mid-Tier Merger Agreement and the DGCL. At the effective time of the Mid-Tier Merger, the separate existence of the Surviving Entity shall terminate and Acquiror, as the surviving corporation, will continue its existence under the DGCL.
Section 1.6Bank Merger. The parties will cooperate and use their reasonable best efforts to effect the Bank Merger at a time to be determined following the Merger and Mid-Tier Merger. At the effective time of the Bank Merger, the separate existence of the Bank will terminate. Acquiror Bank will be the surviving bank and will continue its existence under applicable Legal Requirements. The Bank Merger shall be accomplished pursuant to the statutory bank merger agreement in the form attached hereto as Exhibit D.
Section 1.7Alternative Structure. The parties may mutually agree in writing to change the method of effecting the Contemplated Transactions if and to the extent that they deem such a change to be desirable; provided that: (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock; and (b) no such change shall (i) reduce the amount, or change the kind, of the consideration to be issued to holders of Company Common Stock as consideration in the Merger, (ii) materially impede or delay consummation of the Merger or (iii) require submission to or approval of the Company’s shareholders after this Agreement has been adopted by the Company’s shareholders. If the parties agree to make such a change, they shall execute appropriate documents to reflect such change.
Article 2
CONVERSION OF SECURITIES IN THE MERGER
Section 2.1Consideration.
(a)At the Effective Time, in each case subject to Section 2.1(d) – (f), Section 2.2, Section 2.3, and Section 2.5, by virtue of the Merger and without any action on the part of Acquiror, the Company or holders of Company Common Stock, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock owned by the Company as treasury stock, which shall be cancelled, and Dissenters’ Shares shall be converted into the right to receive one of the following from the Acquiror:
(i)1.0434 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Acquiror Common Stock (the “Stock Consideration”), subject to adjustment in Section 5.12; or
(ii)$27.73 in cash, subject to adjustment in Sections 2.1(d), 2.1(e) and 5.12 (the “Cash Consideration”); or
(iii)a combination of the Cash Consideration and the Stock Consideration, in such proportions as requested by the holder of Company Common Stock (the “Mixed Consideration”) (with the aggregate of the Stock Consideration and the Cash Consideration collectively referred to herein as the “Merger Consideration”).

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(b)Certain Additional Defined Terms Relating to Merger Consideration. For purposes of this Agreement, the following terms shall have the following meanings:
(i)“Aggregate Cash Consideration” means $33,830,958.00, subject to adjustment in accordance with Sections 2.1(d), 2.1(e) and 5.12.
(ii)“Aggregate Stock Consideration” means 5,513,480 shares of Acquiror Common Stock, subject to adjustment in accordance with Section 5.12.
(iii)“Per Share Merger Consideration” means the amounts of cash and stock obtained by dividing the Merger Consideration by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.1(a)).
(c)At the Effective Time, the shares of Company Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist. Certificates (it being understood that any reference herein to a “certificate” shall be deemed to include reference to a book-entry account statement relating to the ownership of Company Common Stock) that represented Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, upon surrender thereof, the Per Share Merger Consideration.
(d)If, prior to the Effective Time, the outstanding shares of Company Common Stock, or the outstanding shares of Acquiror Common Stock, shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if a record date prior to the Effective Time has been established with respect to any such change in capitalization, then an appropriate and proportionate adjustment shall be made to the Stock Consideration, Cash Consideration and Per Share Merger Consideration; provided, however, that the exercise of Company Stock Options shall not cause an adjustment to the Stock Consideration, Cash Consideration or Per Share Merger Consideration.
(e)In the event the Merger otherwise fails to qualify for the federal income Tax treatment described in Section 7.5, then Acquiror may, in its sole discretion, increase the amount of Stock Consideration and make a corresponding decrease to the Cash Consideration by the minimum amount necessary to enable the Merger to otherwise qualify for the federal income tax treatment described in Section 7.5.
Section 2.2Conversion of Company Preferred Stock. Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Company or Acquiror, or the holder of any securities of the Company or Acquiror, each share of Company Preferred Stock issued and outstanding shall automatically be converted, without interest, into a number of shares of Company Common Stock equal to 100 shares of Company Common Stock for each one (1) share of Company Preferred Stock, calculated in accordance with the terms and conditions of the Certificate of Designation of the Company Preferred Stock, and, upon such conversion, the Company Preferred Stock shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time. For avoidance of doubt, at the Effective Time, such shares of Company Common Stock shall be converted into the right to receive the Merger Consideration pursuant to Section 2.1.
Section 2.3Company Equity Awards.
(a)On the Closing Date but prior to the Effective Time, each restricted stock unit granted under a Company Stock Plan (a “Company RSU”) that is then outstanding shall,

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automatically and without any required action on the part of the holder thereof, fully vest (to the extent unvested) and shall be cancelled and terminated, and in full satisfaction thereof, each holder of such a Company RSU shall receive one (1) share of Company Common Stock for each Company RSU then being settled; provided, however, that, unless the holder of such Company RSU paid to the Company the aggregate withholding taxes owed as the result of the vesting and settlement of such Company RSU (using the minimum required statutory withholding rates) pursuant to and in accordance with a written election delivered to the Company not less than three (3) Business Days prior to the Effective Time, the number of shares of Company Common Stock to be delivered in respect of a Company RSU in accordance with the foregoing shall be reduced by the number of shares of Company Common Stock (rounded up to the nearest whole share) having a fair market value (based on the closing price of the Company Common Stock on the date immediately prior to the Closing Date) equal to the aggregate withholding taxes owed as the result of the vesting and settlement of such Company RSU (using the minimum required statutory withholding rates). For the avoidance of doubt, only the net number of shares of Company Common Stock (after reduction for shares of Company Common Stock used to satisfy tax withholding obligations) shall be provided to the holder of the applicable Company RSU, and, at the Effective Time, such shares of Company Common Stock shall be converted into the right to receive the Merger Consideration pursuant to Section 2.1.
(b)At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock under the Company Stock Plan that is outstanding as of immediately prior to the Effective Time (a “Company Stock Option”), shall be cancelled in exchange for a cash payment equal to the product of (i)(A) the excess, if any, of the Stock Consideration Cash Value over (B) the exercise price per share of Company Common Stock under such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock covered by such Company Stock Option (each, an “Option Payment”). Each Option Payment shall be treated as compensation and shall be payable in accordance with Section 2.3(d).
(c)At the Effective Time, each outstanding award of stock appreciation rights granted prior to the date hereof under the Company Stock Plan (a “Company SAR”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), a cash payment equal to the product of (i)(A) the excess, if any, of the Stock Consideration Cash Value over (B) the grant price per share of Company Common Stock under such Company SAR, multiplied by (ii) the number of shares of Company Common Stock subject to such Company SAR (each, a “SAR Payment”). Each SAR Payment shall be treated as compensation and shall be payable in accordance with Section 2.3(d).
(d)Each Option Payment and SAR Payment (each, a “Cancellation Payment”) shall be payable as soon as administratively practicable following the Effective Time by the Surviving Entity, net of any applicable withholding taxes; provided that prior to the Effective Time the holder of the underlying Company Stock Option or Company SAR has delivered to Acquiror a cancellation agreement (a “Cancellation Agreement”), in a form reasonably satisfactory to Acquiror, acknowledging such holder’s right to the applicable Cancellation Payment and releasing any claims such holder may have with respect to cancellation and conversion of each such Company Stock Option or Company SAR. The Company shall use commercially reasonable best efforts to obtain an executed Cancellation Agreement from each such holder prior to the Effective Time. In the event a holder has not delivered a Cancellation Agreement prior to the Effective Time, the Cancellation Payment shall be payable as soon as administratively practicable following delivery of the Cancellation Agreement by the holder, provided that the Cancellation Payment shall be made no later than the last day of the calendar year during with the Effective Time occurs.

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(e)For the avoidance of doubt, each Company Stock Option and Company SAR with an exercise or grant price per share that is equal to or greater than the Stock Consideration Cash Value shall be cancelled as of the Effective Time without any cash payment being made in respect thereof and the holder of such Company Stock Option or Company SAR shall have no further rights in respect thereof.
(f)Prior to the Effective Time, the Board of Directors of Company shall take all necessary action to give effect to the vesting, cancellation and conversion of each Company Stock Option and Company SAR as contemplated by this Section 2.3.
Section 2.4No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acquiror Common Stock shall be issued as Merger Consideration in the Merger. Each holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this Article 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Closing Acquiror Common Stock Price by the fractional share of Acquiror Common Stock to which such former holder would otherwise be entitled.
Section 2.5Election and Proration Procedures.
(a)The parties to this Agreement agree: (i) that Computershare shall serve, pursuant to the terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) that Acquiror shall execute and deliver to the Exchange Agent the exchange agent agreement at or prior to the Effective Time. Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.
(b)An election form, in such form as Acquiror and the Company shall agree (an “Election Form”), shall be mailed on the Mailing Date (as defined below) to each holder of record of Company Common Stock and each holder of Company RSUs. Unless another date is agreed to by Acquiror and the Company prior to the Effective Time, the “Mailing Date” shall be the date on which the Proxy Statement/Registration Statement is first mailed to holders of Company Common Stock. Acquiror shall make available Election Forms as may be reasonably requested by all persons who become holders of Company Common Stock or Company RSUs after the record date for eligibility to vote at the Company Shareholders’ Meeting (as defined herein) and prior to the Election Deadline (as defined herein), and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.
(c)Each Election Form shall allow the holder of Company Common Stock or Company RSUs (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) the Cash Consideration for all of such holder’s shares (a “Cash Election”) or (iii) the Mixed Consideration for all of such holder’s shares currently held or entitled to be held as of immediately prior to the Effective Time (a “Mixed Election”), in such proportion as such holder may specify. If a holder of Company Common Stock or Company RSUs fails to make an election or does not properly complete and timely return the Election Form, such failure to make an election is referred to herein as a “Non-Election.” Holders of record of Company Common Stock or Company RSUs who hold such shares or Company RSUs as nominees, trustees or in other representative capacity (a “Holder Representative”) may submit multiple Election Forms, provided that such Holder Representative certifies that each such Election Form covers all of the shares of Company Common Stock or Company RSUs held by that Holder Representative for a particular beneficial owner. The shares of Company Common Stock and Company RSUs as to which a Stock Election has been made (including pursuant to a

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Mixed Election) are referred to herein as “Stock Election Shares” and the aggregate number thereof is referred to herein as the “Stock Election Number.” The shares of Company Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares” and the aggregate number thereof is referred to as the “Cash Election Number.” Shares of Company Common Stock and Company RSUs as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion) are referred to as “Non-Election Shares.”
(d)To be effective, a properly completed Election Form must be received by the Exchange Agent on or prior to the date of the Company Shareholders’ Meeting (or such other date as Acquiror and the Company may mutually agree prior to the Effective Time) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any holder of Company Common Stock or Company RSUs may at any time prior to, but not after, the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any holder of Company Common Stock or Company RSUs may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates. All elections shall be revoked automatically if the Exchange Agent is notified in writing by either Acquiror or the Company that this Agreement has been terminated prior to the Effective Time pursuant to Article 10 of this Agreement. If a holder of Company Common Stock or Company RSUs either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election Deadline, the shares of Company Common Stock or Company RSUs held by such shareholder shall be designated as Non-Election Shares. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.
(e)Within three (3) Business Days after the Effective Time, Acquiror shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock or Company RSUs to receive the Per Share Merger Consideration and to distribute such as follows:
(i)If the aggregate amount of cash that would be paid upon conversion of the Cash Election Shares and Dissenters’ Shares is greater than the Aggregate Cash Consideration, then:
(A)all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration;
(B)all Dissenters’ Shares shall be deemed to be converted into the right to receive the Cash Consideration;
(C)the Exchange Agent shall then select among the Cash Election Shares, by pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the cash consideration to be paid equals as closely as possible the Aggregate Cash Consideration and all Stock Designated Shares shall be converted into the right to receive the Stock Consideration; and
(D)the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Cash Consideration.

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(ii)If the aggregate amount of cash that would be paid upon conversion of the Cash Election Shares and Dissenters’ Shares is less than the Aggregate Cash Consideration, then:
(A)all Cash Election Shares shall be converted into the right to receive the Cash Consideration;
(B)all Dissenters’ Shares shall be deemed to be converted into the right to receive the Cash Consideration;
(C)the Exchange Agent shall then select among the Non-Election Shares, by a pro rata selection process, a sufficient number of shares such that the Cash Consideration to be paid equals as closely as possible to the Aggregate Cash Consideration and, if necessary, the Exchange Agent shall then select among the Stock Election Shares, a sufficient number of shares such that the Cash Consideration to be paid equals as closely as possible to the Aggregate Cash Consideration (collectively, “Cash Designated Shares”), and all Cash Designated Shares shall be converted into the right to receive the Cash Consideration; and
(D)the Stock Election Shares and the Non-Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Stock Consideration.
Section 2.6Exchange of Shares.
(a)At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article 2: (i) the aggregate number of shares of Acquiror Common Stock pursuant to Section 2.1, and (ii) the aggregate Cash Consideration payable (including the amount payable in lieu of fractional shares of Acquiror Common Stock in accordance with Section 2.2). Such amount of aggregate Cash Consideration and aggregate Stock Consideration, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to as the “Conversion Fund.”
(b)(c)    As soon as reasonably practicable after the Closing Date, and in any event within five (5) Business Days after the Closing Date, Acquiror shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock evidenced by one or more certificates (“Company Stock Certificates”) or designated by a book entry representing non-certificated shares of Company Common Stock (each, a “Book-Entry Share”), a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement, if applicable.
(c)Promptly following the delivery to the Exchange Agent of a properly completed and duly executed Letter of Transmittal, together with the proper surrender of a Company Stock Certificate, if applicable, the holder of such Company Stock Certificate or Book-Entry Share, as applicable, shall be entitled to receive in exchange therefor his, her or its Per Share Merger Consideration plus cash in lieu of any fractional shares of Acquiror Common Stock in accordance with Section 2.2 deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate or Book-Entry Share; thereupon such Company Stock Certificate or Book-Entry Share shall forthwith be canceled. No interest will be

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paid or accrued on any portion of the Merger Consideration deliverable upon surrender of a Company Stock Certificate or Book-Entry Share. Until so surrendered, if applicable, and cancelled, each such Company Stock Certificate and Book-Entry Share shall represent after the Effective Time, for all purposes, only the right to receive, without interest, (i) the Per Share Merger Consideration; and (ii) cash in lieu of any fractional shares of Acquiror Common Stock that the stockholder has a right to receive pursuant to Section 2.2, in each case, upon the proper surrender of such Company Stock Certificate, if applicable, in accordance with this Article 2.
(d)After the Effective Time, there shall be no transfers on the stock transfer books of the Company of Outstanding Company Shares.
(e)No dividends or other distributions declared with respect to Acquiror Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Book-Entry Share until the holder thereof shall surrender such Company Stock Certificate, if applicable, or Book-Entry Share in accordance with this Article 2. Promptly after the surrender, if applicable, and cancellation of a Company Stock Certificate or Book-Entry Share in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate or Book-Entry Share were converted at the Effective Time pursuant to Section 2.1. No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Acquiror Common Stock into which such holder’s Company Common Stock shall have been converted.
(f)Any portion of the Conversion Fund that remains unclaimed by the shareholder of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for issuance and payment of the Merger Consideration (including the payment of cash in lieu of any fractional shares deliverable in respect of such shareholders’ shares of Company Common Stock), as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this Article 2, the Merger Consideration (including cash in lieu of any fractional shares deliverable in respect of such shareholders’ shares of Company Common Stock).
Section 2.7Dissenters’ Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the IBCA (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value of such shares

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held by them in accordance with the provisions of the IBCA, except that all Dissenters’ Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the IBCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.6 of the certificate(s) that, immediately prior to the Effective Time, evidenced such shares. The Company shall give Acquiror: (a) prompt notice of any written demands for payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the IBCA and received by the Company relating to shareholders’ dissenters’ rights; and (b) the opportunity to participate in all negotiations and proceedings with respect to demands under the IBCA consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Acquiror, (i) make any payment with respect to such demand, (ii) offer to settle or settle any demand for payment of fair value or (iii) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the IBCA.
Section 2.8Withholding Rights. Notwithstanding any other provision of this Agreement, the parties to this Agreement and the Exchange Agent will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement (or the transactions contemplated hereby) to another party to this Agreement or to any holder or former holder of Company Common Stock, Company Stock Options and Company SARs such amounts as the party or Exchange Agent is required to deduct and withhold for Taxes with respect to such payment pursuant to the Code or any applicable provision of U.S. federal, state, local, or non-U.S. Legal Requirements relating to Taxes. All amounts so deducted and withheld shall be timely remitted to the appropriate Regulatory Authority. To the extent that such amounts are deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the party, holder or former holder, as the case may be, of Company Common Stock in respect of whom such deduction and withholding were made.
Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as Previously Disclosed, the Company hereby represents and warrants to Acquiror as follows:
Section 3.1Company Organization.
(a)The Company: (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company; (ii) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (iii) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.
(b)Attached to Schedule 3.1 of the Company Disclosure Schedules are copies of the Company Articles of Incorporation and Company Bylaws and all amendments thereto, each of which are true, complete and correct, and are in full force and effect as of the date of this Agreement. The Company has no Subsidiaries other than the Bank and those entities listed on Schedule 3.1(b) of the Company Disclosure Schedules. Except as set forth on

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Schedule 3.1(b) of the Company Disclosure Schedules: (i) the Company does not directly engage in and has not directly engaged in any business or operations other than owning the equity interests in the Bank, and the Subsidiaries listed on Schedule 3.1(b) of the Company Disclosure Schedules; (ii) the Company does not directly own any assets other than the equity interests in the Bank and the Subsidiaries listed on Schedule 3.1(b) of the Company Disclosure Schedules; and (iii) the Company is not a party to any contract relating to the business of any Subsidiary of the Company.
Section 3.2Company Subsidiary Organizations. The Bank is a national bank duly organized, validly existing and in good standing under the laws of the United States of America. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has delivered or made available to Acquiror copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement. Attached to Schedule 3.2 of the Company Disclosure Schedules are copies of the Bank’s and all Subsidiaries’ Constituent Documents and all amendments thereto, each of which are true, complete and correct, and are in full force and effect as of the date of this Agreement.
Section 3.3Authorization; Enforceability. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board. The Company Board has determined that the Merger, and the Mid-Tier Merger, on the terms and conditions set forth in this Agreement, are in the best interests of the Company and its shareholders, and that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its shareholders. The Company Board has directed that the Merger and Mid-Tier Merger be submitted to the Company’s shareholders for consideration at a duly held meeting of such shareholders and has resolved to recommend that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 3.4No Conflict. Except as set forth in Schedule 3.4 of the Company Disclosure Schedules, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) assuming receipt of the Company Shareholder Approval, contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by

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the board of directors, shareholders, manager or members of, the Company or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject; or (c) contravene, conflict with or result in a violation or breach of any provision of, or the loss of any benefit under, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any Lien upon or with respect to any of the assets owned or used by the Company or its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (c)) for such contraventions, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, except for: (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of, or non-objection to, such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the Illinois Department of Financial and Professional Regulation and approval of, or non-objection to, such applications, filings and notices; (iii) the filing of any required applications, filings or notices with the FDIC and approval of, or non-objection to, such applications, filings and notices; (iv) the filing with the SEC of the Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (v) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware; (vi) the filing of the Illinois Articles of Merger with the Illinois Secretary of State; and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the NASDAQ Global Select Market, no consents, non-objections, approvals of, notices to, waivers or authorizations by, or applications, filings or registrations with any Regulatory Authority or any other Person except as set forth on Schedule 3.4 of the Company Disclosure Schedules (all consents and approvals, the “Third Party Consents”) are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 3.5Company Capitalization.
(a)The authorized capital stock of the Company consists exclusively of 20,000,000 shares of Company Common Stock and 200,000 shares of Company Preferred Stock. As of the date of this Agreement (the “Company Capitalization Date”), (i) 5,438,707 shares of the Company Common Stock were issued and outstanding, (ii) 90,985 Company RSUs granted by the Company under the Company Benefit Plans, (iii) 9,745 shares of Company Preferred Stock issued and outstanding, and which are convertible to 100 shares of Company Common Stock for each 1 share of Company Preferred Stock, (iv) 77,530 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, with a weighted average strike price of $17.00 per share, and (v) 128,655 Company SARs, with a grant price of $18.25 per share, granted by the Company under the Company Benefit Plans. Except as listed in Schedule 3.5 of the Company Disclosure Schedules, the Company does not have outstanding any bonds, debentures, notes or any similar obligations, in each case having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of the Company on any matter. Except as set forth in this Section 3.5, there are no equity-based awards outstanding as of the Company Capitalization Date.
(b)All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no voting trusts, proxies or other agreements or understandings in effect with

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respect to the voting or transfer of any of the outstanding capital stock of the Company. A true, correct and complete list dated as of the date hereof, of all of the outstanding shares of Company Common Stock, all of which are owned of record by shareholders of the Company, with the domicile addresses and in the respective amounts, is set forth in Schedule 3.5 of the Company Disclosure Schedules and will be updated by the Company as of the Closing Date. Except as set forth in Schedule 3.5 of the Company Disclosure Schedules, there are no shareholders agreements, voting agreements, proxies, voting trusts or other understanding agreements or commitments with or among one or more of such shareholders with respect to the voting, disposition or other incidents of ownership of any shares of Company Common Stock, including any agreement that or imposes any limitation or restriction on Company Common Stock, including any restriction on the right of a shareholder to vote, sell or otherwise dispose of such Company Common Stock.
(c)Except as set forth in Section 3.5(a), as of the Company Capitalization Date, there are no issued, reserved for issuance or outstanding: (i) shares of Company Capital Stock or voting securities of the Company other than the Company Common Stock; (ii) securities of the Company convertible into or exchangeable for shares of Company Capital Stock or voting securities of the Company; (iii) options, warrants, units or other securities or rights to acquire from the Company, or other obligation of the Company to issue, any Company Capital Stock, voting securities or securities convertible into or exchangeable for Company Capital Stock or voting securities of the Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities, rights or units that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Company Capital Stock or other securities of, or ownership interests in, the Company. As of the Company Capitalization Date, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any the securities or rights described in this Section 3.5(c). Except as set forth in Schedule 3.5 of the Company Disclosure Schedules, since January 1, 2022 through the date hereof, the Company has not: (1) issued, reserved for issuance, repurchased or redeemed any shares of Company equity securities; or (2) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock or any other equity-based awards.
(d)None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) other than as Previously Disclosed, no outstanding subscriptions, agreements, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Except as permitted by this Agreement, since the Company Capitalization Date, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of the Company or any of its Subsidiaries have been declared, set aside, made or paid to the shareholders of the Company.
Section 3.6Company Subsidiary Capitalization. Except as set forth in Schedule 3.6 of the Company Disclosure Schedules, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any

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character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns or has any Contract to acquire any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 3.7Financial Statements and Reports; Regulatory Filings.
(a)True and complete copies of the following financial statements have been made available to Acquiror: (i) the consolidated audited financial statements of the Company and its Subsidiaries including any related notes and schedules thereto and the signed, unqualified opinion of Anders Minkler Huber & Helm and FORVIS, LLP, as applicable, for the years ended as of December 31, 2022, 2023 and 2024; (ii) the consolidated unaudited balance sheet and statements of income, comprehensive income (loss) and changes in shareholders’ equity for the six (6) month period ended June 30, 2025; (iii) Call Reports for the Bank as of and for the years ended December 31, 2022, 2023 and 2024; and (iv) Call Report for the Bank as of and for the period ended September 30, 2025, if available (collectively, the “Company Financial Statements”).
(b)The Company Financial Statements have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements, including the maintenance of an adequate system of internal controls. The Company Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations, cash flows, changes in shareholders’ equity and consolidated financial position, as applicable, of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements. Except for (i) those liabilities that are set forth on the Company Financial Statements; and (ii) liabilities incurred since December 31, 2024 in the Ordinary Course of Business and that are not, individually or in the aggregate, material to Company or its Subsidiaries, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on in the Company Financial Statements if it had existed on or before December 31, 2024.
(c)Except as set forth in Schedule 3.7(c) of the Company Disclosure Schedule, since January 1, 2022, neither the Company nor any Subsidiary of the Company or any Representative of the Company or any Subsidiary of the Company has received or has otherwise had or obtained, to the Company’s Knowledge, any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Company or any Subsidiary of the Company or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that the Company or any Subsidiary of the Company has engaged in questionable accounting or auditing practices. The Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting.
(d)The Company and each of its Subsidiaries have filed all forms, reports and documents required to be filed since January 1, 2022, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on the Company and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under

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which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(e)Except as set forth in Schedule 3.7(e) of the Company Disclosure Schedule, there has not been any event or occurrence since January 1, 2022 that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. Part 303.2(r). Except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business of the Company and its Subsidiaries, there is no pending proceeding before, or to the Knowledge of the Company, examination or investigation by, any Regulatory Authority into the business or operations of the Company or any of its Subsidiaries.
(f)Neither the Company nor any Subsidiary of the Company or the Bank is, or has ever been, subject to any reporting obligation (whether active or suspended) pursuant to Section 13(a) or Section 15(d) of the Exchange Act or subject to any requirement to register any class of its equity securities pursuant to Section 12(g) of the Exchange Act.
Section 3.8Books and Records. The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.
Section 3.9Properties.
(a)Schedule 3.9(a) of the Company Disclosure Schedules lists or describes all interests in real property owned by the Company and each of its Subsidiaries, including OREO, as of the date of this Agreement, together with the address of such real estate, and each lease of real property to which it is a party, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.
(b)The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, other than OREO, subject to no Liens of any kind except: (i) as noted in the most recent Company Financial Statements or as set forth in Schedule 3.9 of the Company Disclosure Schedules; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which adequate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by the Bank acting in a fiduciary capacity or otherwise incurred in the Ordinary Course of Business and set forth on Schedule 3.9 of the Company Disclosure Schedules; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the value or use thereof for the purposes for which they are held as of the date of this Agreement; (vi) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the Ordinary Course of Business of the Company or the Bank consistent with past practice; and (viii) liens on property required by Regulation W promulgated by the Federal Reserve (collectively, the “Company Permitted Exceptions”). The

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Company and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. To the Knowledge of the Company, all buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. Since December 31, 2022, none of the Company’s or its Subsidiaries’ real property, whether owned or leased, has been taken by eminent domain (or to the Knowledge of the Company is the subject of a pending or contemplated taking which has not been consummated).
Section 3.10Loans; Loan Loss Reserve.
(a)Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedules, each loan, loan agreement, note, lease or other borrowing agreement by the Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is true, genuine, customary and legally sufficient in all material respects and (i) to the extent relating to a secured obligation, is secured by valid liens which have been perfected (including, if applicable, by the timely filing of financing statements (and, if applicable, extensions thereof) pursuant to the applicable Uniform Commercial Code in effect or timely recording of deeds of trust), and the collateral for such Company Loan to the extent collateral is required to be insured, the collateral is so insured and (ii) constitutes, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines. The notes or other credit or security documents with respect to each such outstanding Company Loan were in compliance in all material respects with all applicable Legal Requirements at the time of origination or purchase by the Company and are complete and correct in all material respects.
(b)All Company Loans originated or purchased by the Bank were made or purchased (i) in accordance with the policies of the board of directors of the Bank, subject to certain customary Bank policy exceptions, which policy exceptions are recorded in the Bank’s loan files, and (ii) in the Ordinary Course of Business of the Bank. The Bank’s interest in all Company Loans is free and clear of any Lien and the Bank has complied in all respects with all Legal Requirements relating to such Company Loans, except where the failure to so comply would not have a Material Adverse Effect on the Company. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Company or the Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.
(c)Schedule 3.10(c) of the Company Disclosure Schedules lists, as of September 30, 2025, each Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) that, to the Knowledge of the Company, has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; (v) with respect to which the Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; (vi) that represents an extension of credit to an executive officer or director of

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the Bank or an entity controlled by an executive officer or director; (vii) a specific reserve allocation existed in connection therewith; (viii) to the Knowledge of the Company had past due Taxes associated therewith; (ix) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40; or (x) was a high-volatility commercial real estate loan.
(d)The Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was and is adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged off, on outstanding Company Loans. Since December 31, 2020, the Bank has not been notified by any Regulatory Authority that: (i) its allowance for loan and lease losses is inadequate or inconsistent with the Bank’s historical loss experience; or (ii) the practices and policies of the Bank in establishing its allowance for loan and lease losses and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements.
(e)(i) To the Knowledge of the Company none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.
(f)All Mortgage Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loan application, loss mitigation, loan modification, foreclosure and real property administration activities), and all disclosures required by applicable law made by the Company or any of its Subsidiaries in connection with the Mortgage Loans have been provided to the borrowers thereof, in each case, in accordance with all applicable law in all material respects. Except as set forth on Schedule 3.10(f) of the Company Disclosure Schedules, no Mortgage Loans were originated by any person other than the Company or one of its Subsidiaries. No fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of the Company or its Subsidiaries or any third-party servicer in connection with the origination or servicing of any of the Mortgage Loans. Except as set forth on Schedule 3.10(f) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has any obligation or potential obligation to repurchase or re-acquire from any person any Mortgage Loan or any collateral securing any Mortgage Loan, whether by contract or otherwise that would result in recourse liability under applicable federal and state law.
(g)All Company Loans to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries are and were originated in compliance in all material respects with all applicable Legal Requirements.
Section 3.11Taxes.
(a)The Company and each of its Subsidiaries have duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed and were prepared in substantial compliance with all applicable Legal Requirements. The Company and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not shown on any Tax Return) due and payable by the Company and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not

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delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided in the Company Financial Statements. Neither the Company nor any of its Subsidiaries has ever received written notice of any claim by a Regulatory Authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns or pay Taxes that it is or may be subject to Tax or Tax Return filing requirements in that jurisdiction.
(b)There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries for any material Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority. Neither the Company nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company Financial Statements) upon any of the Company’s or its Subsidiaries’ assets. Neither the Company nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect. Except as set forth in Schedule 3.11(a) of the Company Disclosure Schedules, none of the Company or any of its Subsidiaries is a party to a tax sharing, tax allocation or similar agreement.
(c)The Company and each of its Subsidiaries have delivered or made available to Acquiror true, correct and complete copies of all (i) Tax Returns relating to income taxes, franchise taxes and all other material taxes owed by the Company and its Subsidiaries and (ii) all examination reports and statements of deficiencies assessed against or agreed to by the Company or its Subsidiaries, in each case with respect to the last three (3) fiscal years.
(d)The Company and each of its Subsidiaries have collected or withheld and paid over to the appropriate Regulatory Authority all Taxes required to have been collected or withheld and paid over by it, and has complied in all material respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Legal Requirements in connection with amounts paid or owing to any Person, including without limitation Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party.
(e)Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the five-year period preceding the Closing Date.
(f)Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local law), as a transferee or successor, by contract, or otherwise.
(g)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar

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provision of foreign, state or local law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election under Section 965 of the Code; or (vii) election pursuant to Code Section 108(i) (or any corresponding or similar provision of foreign, state or local law).
(h)To the Knowledge of the Company, the Company and each of its Subsidiaries have not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).
Section 3.12Employee Benefits.
(a)Schedule 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan. The Company has delivered or made available to Acquiror true and complete copies of the following with respect to each material Company Benefit Plan: (i) a copy of the Company’s current employee policy manual; (ii) copies of each Company Benefit Plan (or a written description where no formal plan document exists) and all related plan descriptions and other material written communications provided to participants of Company Benefit Plans; (iii) to the extent applicable, the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iv) other material ancillary documents, including the following documents related to each Company Benefit Plan:
(i)all material contracts with third-party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;
(ii)all notices and other material written communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable Legal Requirements within the three (3) years preceding the date of this Agreement;
(iii)all notices or other material written communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the three (3) years preceding the date of this Agreement; and
(iv)with respect to any equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award), (A) a complete and correct list of recipients of outstanding awards as of the date hereof, (B) the number of outstanding awards held by each recipient as of the date hereof and (C) the form of award agreement pursuant to which each such outstanding award was issued or otherwise granted.
(b)Except as set forth in Schedule 3.12(b)(i) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the

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Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.12(b)(ii) of the Company Disclosure Schedules, no Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being nondeductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.
(c)Neither the Company nor any Company ERISA Affiliate sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Company Benefit Plan that is a “multiple employer plan” (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all respects with the requirements of the Code and ERISA, and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No tax-qualified Company Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.
(d)Each Company Benefit Plan that is intended to be qualified under Section 401(a) and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related trust is tax exempt under Section 501(a) of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust or increase costs related thereto. Further, no Company Benefit Plan owns or holds Company Common Stock.
(e)Each Company Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(f)Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company’s Knowledge, threatened by, on behalf of or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.
(g)No Company Benefit Plan fiduciary or any other Person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other Person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Company’s Knowledge, no disqualified person (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

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(h)All accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Company Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.
(i)Except as set forth in Schedule 3.12(i) of the Company Disclosure Schedules, there are no obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).
(j)To the Company’s Knowledge, no condition exists as a result of which the Company or any Subsidiary would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a Person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Company Benefit Plans are eligible and authorized in all material respects to participate in such Company Benefit Plans.
(k)Neither the Company nor any of its Subsidiaries has any liabilities to employees or former employees that are not reflected in the Company Benefit Plans.
(l)Except as set forth in Schedule 3.12(l) of the Company Disclosure Schedules, each Company Benefit Plan may be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms without any liability to Acquiror or to Acquiror ERISA Affiliates.
Section 3.13Compliance with Legal Requirements. The Company and each of its Subsidiaries hold all material licenses, certificates, registrations, permits, franchises, rights and other authorizations from all appropriate Regulatory Authorities or other third parties necessary for the lawful conduct of their respective businesses. Each of the Company and each of its Subsidiaries is, and at all times since January 1, 2022, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or as set forth in Schedule 3.13 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2022, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.
Section 3.14Legal Proceedings; Orders.
(a)Except as set forth in Schedule 3.14(a) of the Company Disclosure Schedules, or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries. There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to

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the Surviving Entity or any of its affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.
(b)Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest, or relates to, or limits in any manner its credit or risk management policies, its management or its business. To the Knowledge of the Company, since January 1, 2018, none of the foregoing has been threatened by any Regulatory Authority, and to the Company’s Knowledge, no Regulatory Authority is considering issuing any the foregoing or has threatened the commencement of any regulatory investigation.
(c)None of the Company, any Subsidiary of the Company or the Bank, or, to the Company’s Knowledge, any of their respective Representatives has, directly or indirectly: (i) used any funds of the Company or any Subsidiary of the Company for any unlawful contribution, unlawful gift or unlawful entertainment or other expense relating to political activity; (ii) made any unlawful payment to any foreign or domestic governmental official or employee or to any foreign or domestic political party or campaign from funds of the Company or any Subsidiary of the Company; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar law; (iv) established or maintained any unlawful fund of monies or other assets of the Company or any Subsidiary of the Company; (v) made any fraudulent entry on the books or records of the Company or any Subsidiary of the Company; or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any Subsidiary of the Company or any of their Affiliates, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any Subsidiary of the Company, or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.
(d)Schedule 3.14 of the Company Disclosure Schedules lists each Proceeding which is pending on the date of this Agreement, or that has been settled in the past three (3) years against the Company or any Subsidiary of the Company, or any present or former officer, director or employee of the Company or any Subsidiary of the Company (relating to their capacity as such).
Section 3.15Absence of Certain Changes and Events. Except as set forth in Schedule 3.15 of the Company Disclosure Schedules or as otherwise expressly permitted pursuant to this Agreement, (i) since December 31, 2024, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and (ii) without limiting the foregoing with respect to each, since December 31, 2024, there has not been any:
(a)change in their authorized or issued capital stock; grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits);

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grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected on the Company Financial Statements;
(b)amendment to their articles of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or shareholders with respect to the same;
(c)payment or increase of any bonus, salary or other compensation to any of their shareholders, directors, officers or employees, except for normal payments or increases in the Ordinary Course of Business or in accordance with any then-existing Company Benefit Plan, or entry into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;
(d)adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Company Benefit Plan;
(e)damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $100,000 or is otherwise a Company Material Contract;
(f)entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;
(g)except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one (1) year or that involves the payment by the Bank of more than $100,000 in the aggregate;
(h)Company Loan or commitment to make any Company Loan other than in the Ordinary Course of Business;
(i)Company Loan or commitment to make, renew, extend the term or increase the amount of any Company Loan to any Person if such Company Loan or any other Company Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or any Regulatory Authority as “substandard,” “doubtful,” “loss” or “other loans specially mentioned,” or listed as a “potential problem loan”;
(j)incurrence by them of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;
(k)sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any Lien upon any of their material assets or properties, except: (i) for Company Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business;
(l)cancellation or waiver by them of any claims or rights with a value in excess of $100,000;

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(m)investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by the Company or any of its Subsidiaries) individually or in the aggregate exceeding $100,000;
(n)except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;
(o)transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;
(p)material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of their business or operations, except for such changes as may be required in the opinion of the management of the Company or its Subsidiaries, as applicable, to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities;
(q)change or revocation of any material Tax election, filing of any amended Tax Return, entry into any closing agreement, settlement of any material Tax claim or assessment, surrender of any right to claim a material refund of Taxes, change of any method of accounting for Tax purposes, waiver or extension of any statute of limitations with respect to Taxes;
(r)filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;
(s)discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;
(t)entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, individually or in the aggregate in excess of $100,000, except for the pledging of collateral to secure public funds or entry into any repurchase agreements in the Ordinary Course of Business;
(u)purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements, other than in the Ordinary Course of Business;
(v)hiring of any employee with an annual salary in excess of $125,000;
(w)agreement, whether oral or written, by it to do any of the foregoing;
(x)failure to maintain in full force and effect any insurance policy in effect as of December 31, 2024, in each case, on substantially the same terms as in effect on December 31, 2024; or
(y)event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
Section 3.16Material Contracts. Except for Contracts evidencing Company Loans made or otherwise acquired by the Bank in the Ordinary Course of Business, Schedule 3.16 of the

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Company Disclosure Schedules lists or describes the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a “Company Material Contract”) as of the date of this Agreement, true, complete and correct copies of each of which have been delivered or made available to Acquiror:
(a)each lease of real property to which the Company or any of its direct and indirect Subsidiaries is a party;
(b)all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $250,000, or guaranteed by the Company or any of its direct and indirect Subsidiaries, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Chicago advances;
(c)each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $100,000 (other than Contracts for the sale of loans and Contracts that are Company Benefit Plans);
(d)each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $100,000;
(e)each Contract not referred to elsewhere in this Section 3.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company or its direct and indirect Subsidiaries;
(f)each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than $100,000);
(g)each material licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (other than shrink-wrap license agreements or other similar license agreements), including material agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;
(h)each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;
(i)each joint venture, partnership, shareholder, limited liability company, investor rights and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;
(j)each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its Subsidiaries to engage in any line of business or to compete with any Person including from soliciting customers, clients or employee of any Person, or provides a right of first offer, right of first refusal, option or similar right to the Company or any Subsidiary or any other Person or that would limit or purport to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, including any (i) exclusive dealing obligation; (ii) “clawback”

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or similar undertaking requiring the reimbursement or refund of any fees; or (iii) “most favored nation” or similar provision granted by the Company or any of its Subsidiaries;
(k)each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods having an average annual amount in excess of $100,000;
(l)that is (i) an employment, consultancy, non-competition, non-solicitation, deferred compensation, retention, bonus, severance, retirement or other similar Contract (including any amendment to any such existing agreement or arrangement); or (ii) relating to bank-owned life insurance, in each case with any director, officer, employee or independent contractor of or consultant to, or shareholder of, the Company or any direct and indirect Subsidiary of the Company;
(m)that is with an Affiliate of the Company or any of its Subsidiaries other than loans in the Ordinary Course of Business;
(n)each current material consulting or non-competition agreement to which the Company or any of its Subsidiaries is a party;
(o)the name of each Person who is or would be entitled pursuant to any Contract or Company Benefit Plan to receive any payment from the Company or its Subsidiaries as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;
(p)each Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of $100,000;
(q)each Contract that may not be terminated without payment or penalty equal to or greater than $50,000 upon notice of thirty (30) days or less (other than shrink-wrap or similar form software license agreements with respect to off-the-shelf computer software);
(r)that is a settlement agreement, other than releases immaterial in nature or amount entered into in the Ordinary Course of Business with the former employees of the Company or its Subsidiaries or independent contractors in connection with the routine cessation of such employee’s or independent contractor’s employment;
(s)each Company Benefit Plan; and
(t)each amendment, supplement and modification in respect of any of the foregoing.
Section 3.17No Defaults. Each Company Material Contract is in full force and effect and is valid and enforceable against the Company, and, to the Company’s Knowledge, against such other party to such Company Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Company’s Knowledge, except as expressly contemplated by or permitted by this Agreement, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify,

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any Company Material Contract, except as listed in Schedule 3.10(c) of the Company Disclosure Schedules or where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2022, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Except as set forth in Schedule 3.17 of the Company Disclosure Schedules, or other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.
Section 3.18Insurance. Schedule 3.18 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by the Company and its Subsidiaries with respect to their respective businesses, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies, each of which has been delivered or made available to Acquiror. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with comparable entities engaged in the same business and industry. The Company and its direct and indirect Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its direct and indirect Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Schedule 3.18 of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past three (3) years prior to the date of this Agreement that individually or in the aggregate exceed $50,000 and the current status of such claims. No such pending claim has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. None of the Company or any of its direct and indirect Subsidiaries has had any insurance policy or bond canceled or nonrenewed by the issuer of the policy or bond within the past three (3) years.
Section 3.19Compliance with Environmental Laws. There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its direct and indirect Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened. No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its direct and indirect Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of the Company, neither the Company nor any of its direct and indirect Subsidiaries is the owner of any interest in real estate, other than OREO, on which the Company or any of its Subsidiaries has caused or allowed any substances to have been generated, used, stored, deposited, treated, recycled or disposed of, which substances, if known to be present on, at or under such property, would require notification to any Regulatory Authority, cleanup, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property, except where such action would not reasonably be expected to have a Material Adverse Effect on the Company. Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each direct and indirect Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations.

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Section 3.20Transactions with Affiliates. Except as set forth in Schedule 3.20 of the Company Disclosure Schedules, no officer or director of the Company or any of its Subsidiaries, any Immediate Family Member of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve has (a) any Company Loan or any other agreement with the Company or any of its Subsidiaries or (b) any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to, the business of the Company or any of its Subsidiaries. To the Knowledge of the Company, no action or failure to take action by any present or former director, officer, employee or agent of the Company or any Subsidiary of the Company has occurred which would give rise to a material claim by any such individual for indemnification from the Company or any Subsidiary of the Company.
Section 3.21Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at the Company Shareholders’ Meeting or an adjournment or postponement thereof to adopt this Agreement is the only vote of the holders of any class or series of capital stock or voting securities of, or other equity interests in, the Company necessary to adopt this Agreement.
Section 3.22Brokerage Commissions; Fairness Opinion.
(a)Except for fees payable to D.A. Davidson & Co. pursuant to an engagement letter that has been Previously Disclosed, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
(b)The Board of Directors of the Company has received the opinion of each of Performance Trust Capital Partners and D.A. Davidson & Co., and has delivered a copy of each such opinion to Acquiror, to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Merger is fair, from a financial point of view, to the holders of Company Common Stock. Such opinions have not been amended or rescinded as of the date of this Agreement.
Section 3.23Approval Delays. Except as set forth on Schedule 3.23 of the Company Disclosure Schedules, to the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal bank regulator), and the institution’s rating under the CRA is “satisfactory” or better.
Section 3.24Labor Matters.
(a)There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain

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with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.
(b)Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.
Section 3.25Intellectual Property. Except as set forth in Schedule 3.25 of the Company Disclosure Schedules, each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person. To the extent the Company has designated any of its information, materials, or processes a trade secret, the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets that are owned, used, or held by them. Neither the Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any intellectual property rights of any third party.
Section 3.26Investments.
(a)Schedule 3.26(a) of the Company Disclosure Schedules includes a complete and correct list and description, as of September 30, 2025, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Company Investment Securities”); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any Liens except for Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank. The Company Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.
(b)Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

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(c)None of the Company or its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other Person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.
(d)All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable Legal Requirements of applicable Regulatory Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity) and are in full force and effect. The Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
Section 3.27Fiduciary Accounts. The Bank has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian, guardian, conservator, personal representative, or investment advisor, in accordance with the terms of the governing documents and applicable Legal Requirements. The Bank has not committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.
Section 3.28Deposits. All of the deposits held by the Bank (including the records and documentation pertaining to such deposits) have been established and are held in material compliance with applicable Legal Requirements and in all material respects with all applicable policies, practices and procedures of the Bank. No legal action or proceeding for the termination or revocation of such insurance is pending, or to the Knowledge of the Company, has any such termination or revocation been threatened. account.
Section 3.29Customer Information Security. Since December 31, 2022, to the Knowledge of the Company, there has been no unauthorized disclosure of, or unauthorized access to, or suspected unauthorized disclosure of, or unauthorized access to, any nonpublic personal information of a customer in the possession of the Company or any of its Subsidiaries that could result in substantial harm to such customer.
Section 3.30No Other Representations or Warranties.
(a)Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Acquiror or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to

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the Company, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to Acquiror or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, in the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)The Company acknowledges and agrees that neither Acquiror nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.
Article 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
Except as Previously Disclosed, Acquiror hereby represents and warrants to the Company as follows:
Section 4.1Acquiror Organization. Acquiror: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Acquiror Certificate of Incorporation and Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and are in full force and effect as of the date of this Agreement. Acquiror has no Subsidiary other than the Subsidiaries listed on Exhibit 21.1 to Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Section 4.2Acquiror Subsidiary Organizations. Acquiror Bank is an Illinois state chartered bank duly organized, validly existing and in good standing under the laws of the State of Illinois. MergerCo is a wholly-owned subsidiary of Acquiror and was newly-formed for the purpose of engaging in the Merger and has not held any assets or conducted any business except as has been necessary to consummate the Contemplated Transactions. Each Acquiror Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror. Each Subsidiary of Acquiror has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of Acquiror Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Acquiror has delivered or made available to the Company copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Acquiror and all amendments thereto, each of which is true, complete and correct and in full force and effect as of the date of this Agreement.
Section 4.3Authorization; Enforceability. Acquiror has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions

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contemplated hereby have been duly and validly authorized by the Acquiror Board. The Acquiror Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of Acquiror and its stockholders, and that this Agreement and the transactions contemplated hereby are in the best interests of Acquiror and its stockholders. The execution, delivery and performance of this Agreement by Acquiror, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 4.4No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, Acquiror or any of its Subsidiaries; or (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject. Except for the Third Party Consents no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 4.5Acquiror Capitalization. As of the date of this Agreement (the “Acquiror Capitalization Date”), the authorized capital stock of Acquiror consists exclusively of: (i) 125,000,000 shares of Acquiror Common Stock, of which 31,434,456 shares were issued and outstanding, and 1,464,648 shares were held in the treasury of Acquiror; and (ii) 25,000,000 shares of Acquiror’s preferred stock, par value of $0.01 per share (the “Acquiror Preferred Stock”), of which no shares were issued and outstanding as of the Acquiror Capitalization Date. Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of Acquiror on any matter. All of the issued and outstanding shares of Acquiror Capital Stock have been, and those shares of Acquiror Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock were reserved for issuance except for: (i) 175,390 shares of Acquiror Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under Acquiror Benefit Plans; and (ii) 1,380,428 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under Acquiror Benefit Plans.
Section 4.6Acquiror Subsidiary Capitalization. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Acquiror are owned by Acquiror, directly or indirectly, free and clear of any Liens and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Acquiror has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of Acquiror owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect

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equity or ownership interest in any other business, except as set forth on Schedule 4.6 of the Acquiror Disclosure Schedules.
Section 4.7Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.
(a)Acquiror has timely filed all Acquiror SEC Reports, except where the failure to file any Acquiror SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, and all such Acquiror SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder which are applicable to Acquiror. The Acquiror SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Acquiror SEC Reports. No Subsidiary of Acquiror is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b)The financial statements presented (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements, including the maintenance of an adequate system of internal controls. Taken together, the financial statements presented in the Acquiror SEC Reports (collectively, the “Acquiror Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Acquiror and its Subsidiaries at the respective dates of and for the periods referred to in the Acquiror Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Acquiror Financial Statements. As of the date hereof, RSM US LLP has not resigned (or informed Acquiror that it intends to resign) or been dismissed as independent registered public accountants of Acquiror.
(c)Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2022, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Acquiror and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(d)To the Knowledge of Acquiror, there has not been any event or occurrence since January 1, 2022 that would result in a determination that Acquiror Bank is not an eligible depository institution as defined in 12 C.F.R. Part 303.2(r).

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Section 4.8Taxes.
(a)Acquiror and each of its Subsidiaries have duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed. Acquiror and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes due and payable by Acquiror and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.
(b)There is no claim or assessment pending or, to the Knowledge of the Acquiror, threatened against Acquiror and its Subsidiaries for any material Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by Acquiror and each of its Subsidiaries is presently being conducted or, to the Knowledge of Acquiror, threatened by any Regulatory Authority. Neither Acquiror nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Acquiror Financial Statements) upon any of Acquiror’s or its Subsidiaries’ assets. Neither Acquiror nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.
(c)Acquiror and each of its Subsidiaries have collected or withheld and paid over to the appropriate Regulatory Authority all Taxes required to have been collected or withheld and paid over by it, and has complied in all material respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Legal Requirements in connection with amounts paid or owing to any Person, including without limitation Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party.
Section 4.9Books and Records. The books of account, minute books, stock record books and other records of Acquiror and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Acquiror’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of Acquiror and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.
Section 4.10Loans; Loan Loss Reserve.
(a)Each loan, loan agreement, note, lease or other borrowing agreement by Acquiror Bank, any participation therein, and any guaranty, renewal or extension thereof reflected as an asset on any of the Acquiror Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Acquiror, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.
(b)All acquiror loans originated or purchased by Acquiror Bank were made or purchased in accordance with the policies of the board of directors of Acquiror Bank and in the Ordinary Course of Business of Acquiror Bank. Acquiror Bank’s interest in all acquiror

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loans is free and clear of any security interest, lien, encumbrance or other charge, and, Acquiror Bank has complied in all material respects with all Legal Requirements relating to such acquiror loans, except where the failure to so comply would not have a Material Adverse Effect on the Acquiror. There has been no default on, or forgiveness or waiver of, in whole or in part, any acquiror loan made to an executive officer or director of the Acquiror or Acquiror Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.
Section 4.11Absence of Certain Changes and Events. Since December 31, 2024, no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.
Section 4.12Brokerage Commissions. Except for fees payable to Piper Sandler & Co. pursuant to an engagement letter that has been Previously Disclosed, none of Acquiror or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
Section 4.13Approval Delays. To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Acquiror Bank’s most recent CRA rating was “satisfactory” or better.
Section 4.14Financial Capability. Acquiror has sufficient funds to pay the cash component of the Merger Consideration and to perform its other obligations contemplated by this Agreement.
Section 4.15No Other Representations or Warranties.
(a)Except for the representations and warranties made by Acquiror in this Article 4, neither Acquiror nor any other Person makes any express or implied representation or warranty with respect to Acquiror, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Acquiror hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Acquiror nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Acquiror, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Acquiror in this Article 4, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Acquiror, in the negotiation of this Agreement or in the course of the Contemplated Transactions.
(b)Acquiror acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 3.
Article 5
THE COMPANY’S COVENANTS
Section 5.1Access and Investigation.
(a)Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice to the Company’s Executive Vice President or Controller, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in

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accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Acquiror and the Company following the Effective Time. Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries. The Company and the Bank shall permit Acquiror to discuss the business affairs, condition (financial and otherwise), assets and liabilities of the Company and the Bank with the Company’s and the Bank’s management and employees, as is necessary or reasonably appropriate for the purposes of familiarizing itself with the businesses and operations of the Company and the Bank, to the extent allowable by applicable Legal Requirements. Upon request to the Company’s Executive Vice President or Controller, the Company and each of its Subsidiaries will furnish Acquiror or its Representative attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror for such purposes (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Acquiror the disclosure of which, in the Company’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; (iii) would relate to pending or threatened litigation or investigations, if disclosure would affect the confidential nature of, or any privilege relating to, the matters being discussed; or (iv) would relate to the Contemplated Transactions or any Acquisition Proposal unless required pursuant to this Agreement. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.
(b)From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Acquiror: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.
(c)The Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries, in each case other than portions of such documents: (i) relating to confidential supervisory or examination materials, (ii) the disclosure of which would violate any applicable Legal Requirement, (iii) the disclosure of which would, in the reasonable judgment of the Company’s outside counsel, result in the waiver of the attorney-client privilege, (iv) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 5.9), or (v) related to the Contemplated Transactions or any Acquisition Proposal unless required pursuant to this Agreement.

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(d)From and after the date hereof, the Company shall provide Acquiror within ten (10) Business Days of the end of such month or fiscal quarter, as applicable, with (i) an unaudited unconsolidated balance sheet of the Company’s Subsidiaries as of the end of each calendar month, and an unaudited consolidated balance sheet and income statement of the Company and its Subsidiaries as of the end of each calendar quarter; (ii) an unaudited unconsolidated balance sheet and income statement of the Company as of the end of each calendar month; (iii) the unaudited AOCI of the Company as of the end of each fiscal quarter; and (iv) the unaudited general ledger of the Company as of the end of each calendar month (collectively, the “Unaudited Monthly Financial Statements”). The Unaudited Monthly Financial Statements shall (A) be prepared from, and in accordance with, the books and records of the Company and its Subsidiaries; (B) be prepared in accordance with GAAP (other than such exceptions as described in Schedule 3.7(b) of the Company Disclosure Schedules); and (C) with respect to the foregoing clauses (i) and (ii), fairly present in all material respects the consolidated results of operations, and consolidated financial position of the Company and the Company’s Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject to recurring year-end audit adjustments normal in nature and amount).
(e)The Company shall cooperate with Acquiror in connection with the preparation of financial statements, if any, of the Company and pro forma financial statements that Acquiror may file with the SEC.
(f)All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain Mutual Confidentiality and Nondisclosure Agreement dated as of July 10, 2025, between Acquiror and the Company (the “Confidentiality Agreement”).
Section 5.2Operation of the Company and Company Subsidiaries.
(a)Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements or any Company Material Contract, or with the prior written consent of Acquiror, and except as is otherwise consistent with the Ordinary Course of Business, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business; (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, keep available the services of its present employees, and maintain its relationships and goodwill with all suppliers, customers, depositors, borrowers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company or any Subsidiary of the Company; (iii) perform under each of the Company Material Contracts; (iv) maintain and keep their properties in as satisfactory repair and condition as presently maintained, except for obsolete properties and for deterioration due to ordinary wear and tear; (v) comply in all material respects with all applicable Legal Requirements; and (vi) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.
(b)Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements or any Company Material Contract, or with the prior written consent of Acquiror, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:

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(i)(A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Capital Stock or any security convertible into Company Capital Stock; (B) permit any additional shares of Company Capital Stock to become subject to new grants, including issuances under Company Benefit Plans; or (C) grant any registration rights with respect to shares of Company Capital Stock;
(ii)(A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Capital Stock outside of past practice (other than quarterly dividends not exceeding $0.15 per share made in the Ordinary Course of Business and, for the avoidance of doubt, except for regular distributions on outstanding trust preferred securities or from its wholly owned Subsidiaries to it); provided, however, that the Company may alter the record and payment dates for quarterly dividends on Company Common Stock to the extent reasonably necessary to ensure that holders of Company Common Stock will be paid one quarterly dividend in each calendar quarter that commences on or prior to the Effective Time, unless holders of the shares comprising the Stock Consideration would reasonably be expected to receive at least one regularly quarterly dividend from Acquiror during such calendar quarter; or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, convert or liquidate any shares of Company Capital Stock;
(iii)amend the terms of, waive any rights under, terminate (other than at its stated expiration date), violate the terms of, assign or enter into: (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Capital Stock or rights associated therewith or any outstanding instrument representing indebtedness of the Company;
(iv)other than in the Ordinary Course of Business, enter into loan transactions that are on terms and conditions that, to the Knowledge of the Company, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;
(v)(A) other than in the Ordinary Course of Business, extend credit or enter into any contracts binding the Bank to extend or acquire any credit except in accordance with the lending policies of such Bank as disclosed to Acquiror, and the Bank will not extend or acquire any credit or enter into any Contracts binding it to extend or acquire any credit (1) in an amount in excess of $1,000,000 with respect to any loan, commitment or Contract that is unsecured or partially unsecured; (2) in an amount in excess of $1,000,000 with respect to any borrowers with loans, commitments or Contracts listed on the Bank’s “watch list” or similar internal report of the Bank; or (3) in an amount in excess of $2,000,000 with respect to any loan, commitment or Contract, in each case, without first providing Acquiror (at least three (3) Business Days prior to extending such credit or entering into any contract binding such Bank to do so) with a copy of the loan underwriting analysis and credit memorandum of such Bank and the basis of the credit decision of such Bank; (B) other than in the Ordinary Course of Business, sell, assign or otherwise transfer any participation in any loan in accordance with the existing lending policies of the Bank; or (C) extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or the Bank which constitutes a nonaccrual loan or against any part of such indebtedness for which the

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Company or any of its Subsidiaries has established loss reserves or any part of which has been charged off by the Company or the Bank;
(vi)maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);
(vii)fail to: (A) charge off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on nonaccrual any Company Loans or leases that are past due greater than ninety (90) days;
(viii)other than as disclosed on Schedule 5.2(b)(viii) of the Company Disclosure Schedules, sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances (A) in the Ordinary Course of Business, (B) of financial assets or investments, or (C) of obsolete or unused equipment, fixtures or assets and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;
(ix)acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), or contract to acquire, all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;
(x)amend the Company Articles of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;
(xi)implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;
(xii)not buy or sell any security held, or intended to be held, for investment other than in the Ordinary Course of Business, and provided that such restriction shall not affect the buying and selling by the Bank of federal funds or the reinvestment of dividends paid on any securities owned by the Bank as of the date of this Agreement;
(xiii)except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the date hereof or as otherwise set forth in Schedule 5.2(b)(xiii) of the Company Disclosure Schedules: (A) increase in any manner the compensation or benefits of, or pay any bonus or grant any other benefit or perquisite to, any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the “Company Employees”), other than bonus payments or increases in the Ordinary Course of Business; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option

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plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or shareholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;
(xiv)incur or guarantee any indebtedness for borrowed money, including any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;
(xv)establish any new Subsidiary of the Company or any Affiliate of the Company, enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;
(xvi)settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an actions, suits, claims or proceedings that are settled in an amount and for consideration not in excess of $100,000, in aggregate, and that would not:
(A)impose any material restriction on the business of the Company or its Subsidiaries; or
(B)create precedent for claims that is reasonably likely to be adverse to it or its Subsidiaries;
(xvii)make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
(xviii)make or change any material Tax elections, change or consent to any material change in its or any of its Subsidiaries’ method of accounting for Tax purposes (except as required by a change in GAAP or applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement that is inconsistent with prior practice, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, file any material amended Tax Return or fail to timely file any Tax Return that becomes due;
(xix)hire or terminate (other than for cause) any employee with an annual salary in excess of $125,000;

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(xx)materially increase or decrease the rate of interest paid on deposit accounts, except in the Ordinary Course of Business and in a manner consistent with safe and sound banking practices;
(xxi)(A) implement or adopt any material change in its interest rate or fee pricing or its risk management policies, procedures or practices; (B) fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks; or (C) materially change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, except in each case (A) through (C) as required by any Regulatory Authority or otherwise in the Ordinary Course of Business;
(xxii)foreclose upon or otherwise acquire any commercial real property having an appraised value greater than $1,000,000 prior to obtaining a recent Phase I environmental review thereof;
(xxiii)make any capital expenditure in excess of $200,000 in the aggregate without consulting with Acquiror, except pursuant to commitments made prior to the date of this Agreement;
(xxiv)take any action that is intended or is reasonably likely to result in
(A)any of the conditions to the Merger set forth in this Agreement not being satisfied; or
(B)a material violation of any provision of this Agreement; or
(xxv)agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2(b).
(c)For purposes of Section 5.2(b), Acquiror’s consent shall be deemed to have been given if the Company has made a written request to J. Lance Carter, President and Chief Executive Officer of Acquiror, Peter R. Chapman, Executive Vice President and Chief Financial Officer of Acquiror, and Mark W. Scheirer, Executive Vice President and Chief Credit Officer of Acquiror, for permission to take any action otherwise prohibited by Section 5.2(b), and Acquiror has failed to respond to such request within five (5) Business Days after Acquiror’s receipt of such request; provided, however, that for the purposes of Section 5.2(b)(v), Acquiror’s consent shall be deemed to have been given if Acquiror has failed to respond to such request within three (3) Business Days after Acquiror’s receipt of such request.
Section 5.3Notice of Changes. The Company will give prompt notice to Acquiror of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (b) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8. The Company shall promptly advise Acquiror of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement. The Company shall promptly notify Acquiror of any notice or other communication from any party to any Company Material Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify

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its relationship with the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement.
Section 5.4Shareholders’ Meeting. Subject to the other provisions of this Agreement and unless there has been a Company Adverse Recommendation, the Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the IBCA, the Company Articles of Incorporation and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholder Approval. The Company and the Company Board will use their reasonable best efforts to obtain from its shareholders the votes in favor of the adoption of this Agreement required by the IBCA, including by recommending that its shareholders vote in favor of this Agreement, and the Company and the Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) the Company Board’s recommendation to the Company’s shareholders that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions, including the Merger (a “Company Adverse Recommendation”). However, if, prior to the time the Company Shareholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith it is reasonably likely that to, or to continue to, recommend this Agreement to its shareholders would result in a violation of its fiduciary duties under applicable Legal Requirements, then the Company Board may make a Company Adverse Recommendation or publicly propose or resolve to make a Company Adverse Recommendation.
Section 5.5Information Provided to Acquiror. The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 5.6Operating Functions. The Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.
Section 5.7Resignations; Termination of Agreements. The Company shall cause each director and those officers of the Company and each of its Subsidiaries, as may be requested by the Acquiror, to execute and tender to Acquiror a resignation, from all director positions in a form reasonably acceptable to Acquiror in its sole discretion; provided that no such resignation shall be required to be effective prior to the Effective Time.

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Section 5.8Company Benefit Plans.
(a)At the written request of Acquiror delivered at least twenty (20) days prior to the Closing Date, the Company will take all reasonable measures within its control to amend or terminate, prior to the Effective Time, any Company Benefit Plan (excluding any Company Benefit Plan listed on Schedule 5.8 of the Company Disclosure Schedules), provided, however, that no action taken by the Company with respect to the termination of a Company Benefit Plan shall be required to be irrevocable until one day prior to the Effective Time.
(b)Prior to the Effective Time, the Company shall accrue the costs associated with any payments due, or any vesting of equity awards, under any Company Benefit Plan, including without limitation any change-of-control or severance agreements, retention or stay bonus programs, or other similar arrangements, consistent with GAAP.
Section 5.9Acquisition Proposals.
(a)The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Acquiror with respect to any Acquisition Proposal. The Company will within one (1) Business Day advise Acquiror following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a current basis.
(b)The Company agrees that it will not, and will cause its respective Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal from a Person other than Acquiror after the execution of this Agreement, and the Company Board concludes in good faith and consistent with the advice of outside legal counsel that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under the IBCA, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Acquiror shall be promptly furnished to Acquiror); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.9 unless and until (x) five (5) Business Days have elapsed following the delivery to the other party of a written notice of such determination by the Company Board and, during such five (5) Business Day period, the parties cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be effected, and (y) at the end of such five (5) Business Day period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.
Section 5.10Third Party Consents. The Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the

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consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.
Section 5.11Conforming Accounting Entries. If requested by Acquiror, the Company shall, and shall cause the Bank to, consistent with GAAP, immediately prior to Closing, make such accounting entries as Acquiror may reasonably request in order to conform the accounting records of the Company and the Bank to the accounting policies and practices of Acquiror. No such adjustment shall by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company or the Bank of any adverse circumstances for purposes of determining whether the conditions to Acquiror’s obligations under this Agreement have been satisfied. No adjustment required by Acquiror shall: (i) require any prior filing with any Regulatory Authority; or (ii) violate any applicable Legal Requirement.
Section 5.12Environmental Investigation.
(a)Acquiror may, in its discretion and at its sole expense, within thirty (30) days of the date of this Agreement, require the Company to obtain a Phase I environmental site assessment (“Phase I”) for each parcel of Company Real Estate conducted by an independent professional consultant reasonably acceptable to both Acquiror and the Company to determine if any such parcel of Company Real Estate contains or gives evidence that any violations of Environmental Laws have occurred on any such property. If a Phase I report discloses any materially adverse environmental conditions, or reports a reasonable suspicion thereof, then, at Company’s sole expense, the Company shall promptly obtain and provide to Acquiror a Phase II environmental site assessment (“Phase II”) with respect to any affected property, which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those conditions in accordance with applicable Legal Requirements. Acquiror shall have no duty to act upon any information produced by any Phase I or Phase II report or for the benefit of the Company, the Bank or any other Person.
(b)Upon receipt of the estimate of the costs of all follow up work to any Phase I or Phase II report, Acquiror and the Company shall attempt to agree upon a course of action for remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by any Phase I or Phase II environmental report, that includes an estimate of any Remediation Cost.
(c)If any past or present events, conditions or circumstances require further investigation, remedial or cleanup action under Environmental Laws at its properties involving an expenditure (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs) reasonably expected to exceed $400,000 based on estimates prepared by the consultant conducting the Phase I or Phase II assessment, then (i) to the extent the aggregate expenditures (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs) with respect thereto are or are reasonably expected to be equal to or less than $5,000,000, the Merger Consideration shall be reduced at the Closing by the difference between $400,000 and the estimated amount of such expenditures (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs); or (ii) to the extent the aggregate expenditures (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs) with respect thereto are or are reasonably expected to exceed $5,000,000, Acquiror may, at its sole option, elect by written notice to the Company to (A) cause the Merger Consideration to be reduced at the Closing by the difference between $400,000 and the estimated amount of such expenditures (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs), or (B) terminate this Agreement.

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Section 5.13Title and Survey to Real Estate.
(a)As soon as practical after the date hereof, but in any event no later than forty-five (45) days after the date hereof, the Company shall obtain at its own expense and deliver to Acquiror as soon as practicable prior to the Closing, with respect to the Company Real Estate, other than property carried as OREO, a commitment for an ALTA 2006 Owner’s Policy of Title Insurance covering a date subsequent to the date hereof, issued by a title insurance company selected by the Company, showing fee simple title in the Company, Bank or any current or past Subsidiary of the Company or Bank, in such Company Real Estate with coverage over all standard exceptions and subject to no Liens of any kind except for any Company Permitted Exceptions. With respect to the property carried as OREO, the Company shall provide reasonably acceptable written proof of ownership by the Company and its Subsidiaries of such OREO property.
(b)At the Closing, the Company shall obtain at its own expense and deliver to Acquiror, with respect to all Company Real Estate, an owner’s title insurance policy, or an irrevocable commitment to issue such a policy to Acquiror at no expense, dated as of the later of the Closing Date or the actual date of recording of the deed for the Company Real Estate, on ALTA Policy Form 2006, if available (if not available, then on Form B-1992), with respect to the Company Real Estate, other than property carried as OREO, issued by a title insurance company selected by the Acquiror, containing any endorsements reasonably required by the Company, insuring the fee simple estate of the Bank in the Company Real Estate, other than property carried as OREO, in amount not less than the greater of (i) the appraised value of the Company Real Estate and (ii) the value at which the Company or the Bank currently carries the Company Real Estate on its books, subject only to the Company Permitted Exceptions.
(c)Acquiror may, in its discretion, within forty-five (45) days after the date hereof, require the Company to provide, at the Company’s expense and as soon as practicable prior to the Closing, a current American Land Title Association survey of any or all parcels of real property owned by the Company and its Subsidiaries, other than property carried as OREO, disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.
Section 5.14Termination of Company 401(k) Plan.
(a)The Company shall make or cause to be made timely contributions to the CNB Bank Shares, Inc. 401(k) Plan (the “Company 401(k) Plan”) between the date hereof and the Effective Time consistent with the terms of the Company 401(k) Plan and past practices, including, without limitation, elective deferral contributions of those Company 401(k) Plan participants who are employed by the Company or its Subsidiaries. Notwithstanding the foregoing, the Company shall make or cause all final contributions (including employee deferrals and employer contributions, if any) to be made to the Company 401(k) Plan as soon as reasonably practicable following the Closing.
(b)Prior to the Effective Time and to the extent requested by the Acquiror, the Company shall have taken or caused to be taken all such actions as may be necessary to terminate the Company 401(k) Plan, and adopt corresponding amendments to the Company 401(k) Plan document (which amendments shall be in form and substance acceptable to Acquiror) effective as of the Effective Time. Such amendments to the Company 401(k) Plan shall provide that, upon the consummation of the transactions contemplated hereby, the Company 401(k) Plan, (i) shall be terminated, each account thereunder shall be fully vested and the assets distributed to the participants and beneficiaries, and (ii) shall eliminate installment distributions and provide for the entire balance of a participant’s account to be distributable only in a single lump sum.

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(c)Acquiror shall permit the Acquiror’s tax-qualified defined contribution plan to, following the Closing Date and pursuant to Section 401(a)(31)(D) of the Code, accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the full account balance distributed to employees of the Company and the Company Subsidiaries from the Company 401(k) Plan. The term “eligible rollover distribution” shall include (i) the amount of any unpaid balance of any loan made to an employee of the Company or a Subsidiary under the Company 401(k) Plan and (ii) the promissory note evidencing such loan.
(d)The Company shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to the Company as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the Company 401(k) Plan.
Section 5.15Dissolution of Certain Company Subsidiaries. To the extent requested by Acquiror, the Company shall use commercially reasonable efforts and cooperate with Acquiror to wind-up and dissolve its Subsidiaries; provided, however, any such request for dissolution of any Company Subsidiary shall be provided by the Acquiror within thirty (30) days from the date hereof.
Section 5.16Cessation of Quotation on OTCQX. On or before the Closing Date, the Company shall take all necessary actions to withdraw from the OTCQX and cause the Company Common Stock to cease to be quoted on the OTCQX in compliance with the rules and regulations of the OTCQX and applicable Legal Requirements, including any FINRA notification requirements.
Article 6
ACQUIROR’S COVENANTS
Section 6.1Operation of Acquiror and Acquiror Subsidiaries. Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of the Company, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall not, and shall cause each of its Subsidiaries not to: (i) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Acquiror or the Company to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions; (ii) amend the Acquiror Certificate of Incorporation or the Acquiror Bylaws, or similar governing documents of any of its Subsidiaries, in a manner that would adversely affect the benefits of the Merger to the shareholders of the Company; (iii) directly or indirectly adjust, split, combine or reclassify any shares of Acquiror Common Stock; (iv) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Acquiror Capital Stock, in each case in amount or frequency outside of past practice, unless the record date for such dividend or distribution outside of past practice is after the Effective Time; (v) amend the terms of, waive any rights under, terminate (other than at its stated expiration date), violate the terms of or enter into any Contract or other binding obligation relating to Acquiror Common Stock or rights associated therewith; or (vi) agree to take, make any commitment to take, or adopt any resolutions of Acquiror Board in support of any of the actions prohibited by this Section 6.1 Acquiror shall keep the Company informed of the record and payment dates for dividends on Acquiror Common Stock, so as to enable the Company to coordinate the timing of its quarterly dividend payments, as contemplated by Section 5.2(b)(ii).

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Section 6.2Information Provided to the Company. Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is provided or to be provided by Acquiror to the Company for inclusion or that is included in the Registration Statement or the Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 6.3Operating Functions. Acquiror and Acquiror Bank shall cooperate with the Company and the Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.
Section 6.4Notice of Changes. Acquiror will give prompt notice to the Company of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Acquiror; or (b) would cause or constitute a material breach of any of the Acquiror’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 9.
Section 6.5Indemnification.
(a)From and after the Effective Time, Acquiror shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Legal Requirements, each current or former director, officer or employee of the Company or any of its Subsidiaries or fiduciary of the Company or any of its Subsidiaries under any Company Benefit Plans (each, an “Indemnified Party”), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time. Acquiror shall also advance expenses incurred by an Indemnified Party in each such case to the fullest extent permitted by applicable Legal Requirements, subject to the receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.
(b)Any Indemnified Party wishing to claim indemnification under Section 6.5(a), upon learning of any claim for indemnification pursuant thereto, shall promptly notify Acquiror thereof; provided, however, that failure to so notify will not affect the obligations of the Surviving Entity under Section 6.5(a) unless and to the extent that the Surviving Entity is actually prejudiced as a consequence. In the event of any such legal action (whether arising before or after the Effective Time): (i) the Surviving Entity shall have the right to

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assume the defense thereof and the Surviving Entity shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Entity elects in writing not to assume such defense, Indemnified Parties may retain counsel satisfactory to them, and the Surviving Entity shall pay all reasonable fees and expenses of such counsel for Indemnified Parties promptly as statements therefor are received; provided, however, that in such instance the Surviving Entity shall be obligated pursuant to this Section 6.5(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, except where a conflict of interest would limit or preclude the retention of one firm of counsel; (ii) Indemnified Parties will cooperate in the defense of any such claim for indemnification; and (iii) the Surviving Entity shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Surviving Entity shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated under Section 6.5(a) is prohibited by applicable Legal Requirements.
(c)Prior to the Effective Time, the Company shall obtain and Acquiror shall fully pay the premium for the extension of the Company’s directors’ and officers’ liability insurance policies set forth on Schedule 6.5 of the Company Disclosure Schedules (complete and accurate copies of which have been heretofore made available to Acquiror) (the “Existing D&O Policy”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Existing D&O Policy for a period of six (6) years after the Effective Time; provided that Acquiror shall not be required to pay in the aggregate more than two hundred-fifty percent (250%) of the amount of the aggregate annual premium paid by the Company for the current policy term for such policy, which annual premium is set forth on Schedule 6.5 of the Company Disclosure Schedules. It is understood and agreed that if the aggregate premiums for the coverage set forth in this Section 6.5(c) would exceed such two hundred-fifty percent (250%) amount, Acquiror shall be obligated to pay for the maximum available coverage as may be obtained by the Company for such two hundred fifty percent (250%) amount.
(d)The provisions of this Section 6.5 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.
Section 6.6Authorization and Reservation of Acquiror Common Stock. The Acquiror Board shall, as of the date hereof, authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.
Section 6.7Stock Exchange Listing. Acquiror shall cause all shares of Acquiror Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the NASDAQ Global Select Market prior to the Closing Date.
Section 6.8Representation on the Acquiror Board. Prior to the Effective Time, Acquiror shall cause the two (2) persons set forth on Section 6.8 of the Company Disclosure Schedules to be appointed as directors on the Acquiror Board and the board of directors of Acquiror Bank to be effective at the Effective Time, and, in the case of the directors appointed to the Acquiror Board, to be re-nominated for a one (1) year term at the annual meeting of the Acquiror’s stockholders to be held in 2026. If, prior to the Effective Time, either such person shall for any reason cease to serve as a director of the Company or chose for any reason not to serve on the Acquiror Board or the board of directors of Acquiror Bank, the Acquiror Board shall promptly appoint another person, to be effective at the Effective Time, as mutually agreed to by the Company and Acquiror.

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Article 7
COVENANTS OF ALL PARTIES
Section 7.1Regulatory Approvals. Acquiror and the Company and their respective Subsidiaries shall (i) cooperate and use all reasonable best efforts to as promptly as possible, but in no event later than thirty (30) days following the date hereof, prepare and file, applications or other filings reasonably necessary to obtain all Requisite Regulatory Approvals, (ii) take, or cause to be taken, and assist and cooperate with the other parties in taking, all other actions necessary, proper or advisable to obtain all Requisite Regulatory Approvals and to comply promptly with all Legal Requirements with respect to the Contemplated Transactions, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the Contemplated Transactions, and (iii) without limiting the foregoing, cooperate and use all reasonable best efforts to resolve any objections that may be asserted by any governmental authority with respect to this Agreement or the Contemplated Transactions. Each of Acquiror and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all public, non-confidential substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party reasonably apprised of the status of material matters relating to completion of the Contemplated Transactions. Acquiror and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions.
Section 7.2SEC Registration. As soon as practicable following the date of this Agreement, but in no event later than forty-five (45) days following the date hereof, the Company and Acquiror shall prepare and file with the SEC the Proxy Statement and Acquiror shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. Prior to the filing of the Registration Statement, Acquiror shall consult with the Company with respect to such filing and shall afford the Company and its representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Proxy Statement shall include all information reasonably requested by the Company to be included. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the Acquiror Stock Issuance, and each party shall furnish all information concerning itself and its shareholder as may be reasonably requested in connection with any such action. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Capital Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the

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Company, Acquiror or any Subsidiary of the Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Acquiror, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, the Company or Acquiror, as applicable, shall promptly notify the other of such event (including prior to entering into any agreement providing for any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction involving Acquiror or any of its Subsidiaries), and the Company or Acquiror, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company’s shareholders and to Acquiror’s stockholders. Acquiror shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Legal Requirements and the rules and regulations thereunder in connection with the Merger and the issuance of Acquiror Common Stock as Merger Consideration pursuant to Section 2.1(a).
Section 7.3Publicity. Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which consent shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the NASDAQ Rules.
Section 7.4Reasonable Best Efforts; Cooperation. Each of Acquiror and the Company agrees to exercise good faith and use its reasonable best efforts, and shall cause their Subsidiaries to use reasonable best efforts, to satisfy the various covenants and conditions to the Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Acquiror and the Company will, and will cause each Subsidiary of Acquiror and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.
Section 7.5Tax-Free Reorganization.
(a)The parties intend that the Merger together with the Mid-Tier Merger qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of the Company and Acquiror shall use

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its reasonable best efforts, and shall cause their Subsidiaries to use reasonable best efforts, to cause the Merger together with the Mid-Tier Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger together with the Mid-Tier Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Acquiror nor any Affiliate of Acquiror knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger together with the Mid-Tier Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Within forty-five (45) days following the Effective Time or, if earlier, January 15 of the year following the calendar year in which the Effective Time occurred, the Surviving Entity shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations. Each of the Company and Acquiror shall report the Merger together with the Mid-Tier Merger as a reorganization within the meaning of Section 368(a) of the Code on its U.S. federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)As of the date hereof, the Company does not know of any reason: (i) why it would not be able to deliver to counsel to the Company and counsel to Acquiror, at the date of the legal opinions referred to in Sections 8.9 and 9.8, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions, additions and modifications thereto (the “IRS Guidelines”), to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Sections 8.9 and 9.8, respectively, and the Company hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to the Company would not be able to deliver the opinion required by Section 9.8. The Company will deliver such certificates to counsel to the Company and counsel to Acquiror.
(c)As of the date hereof, Acquiror does not know of any reason: (i) why it would not be able to deliver to counsel to Acquiror and counsel to the Company, at the date of the legal opinions referred to in Sections 8.9 and 9.8, certificates substantially in compliance with the IRS Guidelines, to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Sections 8.9 and 9.8, respectively, and Acquiror hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Acquiror would not be able to deliver the opinion required by Section 8.9. Acquiror will deliver such certificates to counsel to Acquiror and counsel to the Company.
Section 7.6Employees and Employee Benefits.
(a)All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing, or if later, immediately prior to the Bank Merger (“Covered Employees”) shall automatically become employees of Acquiror or its Subsidiaries as of the Closing of Bank Merger, as applicable. Acquiror or its subsidiaries shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly situated employees of Acquiror or its subsidiaries under the Acquiror Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; and (ii) until such time as Acquiror shall cause Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee’s continued participation in Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan).

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(b)For the purpose of satisfying eligibility requirements and vesting periods (but not for the purpose of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the “New Plans”), provided that the following is (i) permitted by the terms of the applicable New Plan, or Acquiror can reasonably amend the terms of such plan to permit such recognition; and (ii) permitted by applicable Legal Requirements, then each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.
(c)In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall use reasonable best efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all preexisting condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d)The Company and its Subsidiaries shall take all actions necessary to terminate the Company’s severance policies, if any, immediately prior to the Effective Time. Subject to the provisions of Section 7.6(e), following the Effective Time, Acquiror or Acquiror’s Subsidiary will cause any eligible Company Employee (exempt and non-exempt) to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay in accordance with the severance pay schedule set forth on Schedule 7.6(d) of the Acquiror Disclosure Schedules. Notwithstanding the foregoing, no Company Employee eligible to receive severance benefits or other payment (excluding, for the avoidance of doubt, any accelerated vesting or payments described in Section 2.3, as to which this sentence shall not apply) triggered by the Merger under any employment, change in control, severance, or other agreement (a “CIC Payment”) shall be entitled to participate in the severance policy applicable to Company Employees, if such person referenced in this sentence is terminated within six (6) months of the Effective Time. No Company Employee who is entitled to receive severance or similar benefits under a written agreement shall also be entitled to receive benefits under such severance policy. Any Company Employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in this Section 7.6(d).
(e)Any Company Employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for a CIC Payment shall not receive any severance benefits as provided in Section 7.6(d) but will receive the CIC Payment to the extent it is required to be paid under such agreement, provided that, on or before the Closing Date, the Company will take all

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reasonable measures within its control to ensure that in the event that the amount of the CIC Payment, or any other payment or benefit under any other plan, agreement or arrangement that, either individually or in combination, for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then the amounts of the CIC Payment and such other payments or benefits shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.
Section 7.7Takeover Laws. If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirement is or may become applicable to the Merger, the parties shall use their respective reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Agreement and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Legal Requirement on the Merger and the transactions contemplated by this Agreement.
Section 7.8Stockholder Litigation. Each of the Company and Acquiror shall give the other the reasonable opportunity to consult concerning the defense of any stockholder litigation against the Company or Acquiror, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.
Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR
The obligations of Acquiror to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror in whole or in part):
Section 8.1Accuracy of Representations and Warranties. For purposes of this Section 8.1, the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties (i) set forth in Section 3.1(a), Section 3.3 and Section 3.5(a) shall be true and correct in all respects (except for inaccuracies which are de minimis in amount and effect); and (ii) set forth in this Agreement (other than those specified in clause (i)) disregarding any exception or qualification as to materiality or Material Adverse Effect shall be true and correct in all respects, except in the case of this clause (ii) where any such failures to be so true and correct individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, in each of the foregoing clauses (i) and (ii), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date.
Section 8.2Performance by the Company. The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

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Section 8.3Shareholder Approvals. The Company Shareholder Approval shall have been obtained.
Section 8.4No Proceedings, Injunctions or Restraints; Illegality. Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of any Order preventing, delaying or, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Acquiror Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.
Section 8.5Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed, as a result of any unforeseeable issue, a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Acquiror Board to materially restrict or burden, or impair in any material respect the benefits of the Contemplated Transactions to, or require a materially burdensome modification of, the businesses, activities, governance, legal structure, capital structure, or compensation or fee arrangements of the Surviving Entity or its Subsidiaries.
Section 8.6Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 8.7Officers’ Certificate. Acquiror shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Sections 8.1 and 8.2.
Section 8.8No Material Adverse Effect. From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.
Section 8.9Tax Opinion. Acquiror shall have received a written opinion of Vedder Price P.C., tax counsel to Acquiror, or other counsel having a generally recognized national tax practice, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, substantially to the effect that: (a) the Merger together with the Mid-Tier Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (b) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code.
Section 8.10Dissenting Shares. The total number of outstanding shares of Company Common Stock with respect to which the holders thereof have duly exercised their dissenters’ rights under the IBCA shall not exceed five percent (5%) of the outstanding shares of Company Common Stock.

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Section 8.11Other Documents. The Company shall have delivered to Acquiror all other instruments and documents that Acquiror or its counsel may reasonably request to effectuate the Contemplated Transactions.
Article 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY
The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):
Section 9.1Accuracy of Representations and Warranties. For purposes of this Section 9.1, the accuracy of the representations and warranties of the Acquiror set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties (i) set forth in Section 4.1, Section 4.3 and Section 4.5 shall be true and correct in all respects (except for inaccuracies that are de minimis in amount and effect) and (ii) set forth in this Agreement (other than those referred to in clause (i)), disregarding any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct in all respects, except in the case of this clause (ii) where any such failures to be so true and correct individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Acquiror, in each of the foregoing clauses (i) and (ii), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date.
Section 9.2Performance by Acquiror. Acquiror shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 9.3Shareholder Approvals. The Company Shareholder Approval shall have been obtained.
Section 9.4No Proceedings; No Injunctions or Restraints; Illegality. Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) involving any challenges to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.
Section 9.5Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed, as a result of any unforeseeable issue, a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Company Board to materially restrict or burden, or impair in any material respect the benefits of the Contemplated Transactions to, or require a materially burdensome modification of, the businesses,

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activities, governance, legal structure, capital structure, or compensation or fee arrangements of the Surviving Entity.
Section 9.6Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 9.7Officers’ Certificate. The Company shall have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror certifying as to the matters set forth in Section 9.1 and Section 9.2.
Section 9.8Tax Opinion. The Company shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, tax counsel to the Company, or other counsel having a generally recognized national tax practice in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, substantially to the effect that: (a) the Merger together with the Mid-Tier Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (b) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code.
Section 9.9FIRPTA Certificate. The Company shall have delivered to Acquiror a properly executed statement from the Company that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date in a form and substance reasonably to Acquiror.
Section 9.10Stock Exchange Listing. Acquiror shall have filed with the NASDAQ Global Select Market a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the NASDAQ Global Select Market shall not have objected to the listing of such shares of Acquiror Common Stock.
Section 9.11No Material Adverse Effect. From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Acquiror or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror or any of its Subsidiaries.
Section 9.12Other Documents. Acquiror shall have delivered to the Company all other instruments and documents that the Company or its counsel may reasonably request to effectuate the Contemplated Transactions.
Article 10
TERMINATION
Section 10.1Termination of Agreement. This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Acquiror:
(a)by mutual consent of the Acquiror Board and the Company Board, each evidenced by appropriate written resolutions;
(b)by Acquiror if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 5.4 or Section 5.9, which are separately addressed in Section 10.1(g) and (h), respectively, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing

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would otherwise occur, would result in the failure of any of the conditions set forth in Article 8 and such breach or failure to perform has not been or cannot be cured on or prior to the earlier of two (2) Business Days prior to the Termination Date and thirty (30) days (or, in the case of the Company’s obligations under Section 1.2, five (5) days) following written notice to the party committing such breach, making such untrue representation and warranty, or failing to perform; provided that neither Acquiror nor MergerCo shall then have breached or failed to perform in a manner that would permit the Company to terminate this Agreement pursuant to Section 10.1(c);
(c)by the Company if Acquiror or MergerCo shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur, would result in the failure of any of the conditions set forth in Article 9 and such breach or failure to perform has not been or cannot be cured on or prior to the earlier of two (2) Business Days prior to the Termination Date and thirty (30) days (or, in the case of Acquiror’s and MergerCo’s obligations under Section 1.2, five (5) days)) following written notice to the party committing such breach, making such untrue representation and warranty, or failing to perform, provided that the Company shall not then have breached or failed to perform in a manner that would permit Acquiror to terminate this Agreement pursuant to Section 10.1(b);
(d)by Acquiror or the Company if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and non-appealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been permanently withdrawn at the request or recommendation of the applicable Regulatory Authority; or (iii) the Company Shareholder Approval is not obtained following the Company Shareholders’ Meeting; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;
(e)by Acquiror or the Company if the Effective Time shall not have occurred at or before June 30, 2026 (the “Termination Date”); provided, however, that the Termination Date shall be extended to September 30, 2026 if as of June 15, 2026 any of the Requisite Regulatory Approvals shall not have been obtained; provided, further, the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date and such failure constitutes a material breach of this Agreement;
(f)by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and non-appealable;
(g)by the Company pursuant to Section 5.9; or
(h)by Acquiror if the Company makes a Company Adverse Recommendation.
Section 10.2Effect of Termination or Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any

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restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except that: (a) the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (b) no such termination shall relieve the breaching party from liability resulting from its fraud or any willful and material breach by that party of this Agreement, in which case the breaching party shall remain liable to the non-breaching party for damages.
Section 10.3Fees and Expenses.
(a)Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be borne by Acquiror.
(b)If this Agreement is terminated by the Company pursuant to Section 10.1(g) or by Acquiror pursuant to Section 10.1(h), then the Company shall pay to Acquiror, within two (2) Business Days after such termination, the amount of $7,250,000 (the “Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate.
(c)If, after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to its shareholders generally, or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company, and (i) thereafter this Agreement is terminated by Acquiror pursuant to Section 10.1(b) as a result of a material breach and (ii) within twelve (12) months after such termination the Company shall have entered into a definitive written agreement with any Person (other than Acquiror and its Affiliates) with respect to such Acquisition Proposal, the Company shall pay to Acquiror, within ten (10) Business Days after the execution of such definitive agreement, the Termination Fee (less the amount of funds, if any, previously paid by the Company to Acquiror pursuant to Section 10.3(b) by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, “Acquisition Proposal” has the meaning ascribed thereto in Section 12.1(k), except that references in that Section to “fifteen percent (15%)” shall be replaced by “fifty percent (50%).”
(d)All payments made pursuant to this Section 10.3 shall constitute liquidated damages and, except as provided in Section 10.2 in the case of fraud or willful and material breach of this Agreement, and except for a party’s rights pursuant to Section 11.10, the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and shareholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein. Further, neither the Company nor Acquiror shall be required to pay the Termination Fee on more than one occasion.
Article 11
MISCELLANEOUS
Section 11.1Survival. Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

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Section 11.2Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 11.6 or in such other manner as may be permitted by applicable Legal Requirements shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.
Section 11.3Assignments, Successors and No Third-Party Rights. Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.4, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 11.4Modification. This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Shareholder Approval is

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obtained; provided, however, that after the Company Shareholder Approval is obtained, there may not be, without further approval of the Company’s shareholders, any amendment of this Agreement that requires further shareholder approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.
Section 11.5Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 11.6Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include facsimile communication and electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by facsimile (with confirmation) or electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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If to Acquiror, to: HBT Financial, Inc. 401 N. Hershey Road Bloomington, Illinois 61704 Telephone: (309) 664-8902 Attention: J. Lance Carter President & CEO E-Mail: lcarter@hbtbank.com with copies, which shall not constitute notice, to:
Vedder Price P.C.
222 North LaSalle Street Suite 2600
Chicago, Illinois 60601
Telephone: (312) 609-7741 Attention: Mark C. Svalina
E-Mail: msvalina@vedderprice.com

If to the Company, to: CNB Bank Shares, Inc. 450 West Side Square Carlinville, Illinois 62626 Telephone: (217) 854-7401 Attention: Andrew E. Tinberg Executive Vice President E-Mail: atinberg@cnbil.com with copies, which shall not constitute notice, to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street
Suite 3900
Chicago, Illinois 60606
Telephone:    (312) 629-5143
Attention:    Joseph T. Ceithaml
Email:    joseph.ceithaml@bfkn.com

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or to such other Person or place as the Company shall furnish to Acquiror or Acquiror shall furnish to the Company in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.6, three (3) Business Days after deposit with the U.S. Postal Service; and (d) if delivered by facsimile or electronic mail, on the next Business Day.
Section 11.7Entire Agreement. This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.
Section 11.8Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.
Section 11.9Further Assurances. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
Section 11.10Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate; and (b) any requirement under any Legal Requirement to post security as a prerequisite to obtaining equitable relief.
Section 11.11Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
Section 11.12Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. Section 261.2(c) and as identified in 12 C.F.R. Section 309.5(g)(8)) of a Regulatory Authority by any party to this Agreement to the extent prohibited by applicable law. To the extent legally

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permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
Article 12
DEFINITIONS
Section 12.1Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:
(a)“Acquiror Bank” means Heartland Bank and Trust Company, an Illinois state chartered bank headquartered in Bloomington, Illinois, and a wholly-owned subsidiary of Acquiror.
(b)“Acquiror Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries, or any beneficiary thereof.
(c)“Acquiror Board” means the board of directors of Acquiror.
(d)“Acquiror Bylaws” means the Amended and Restated Bylaws of Acquiror, as amended.
(e)“Acquiror Capital Stock” means the Acquiror Common Stock and the Acquiror Preferred Stock, collectively.
(f)“Acquiror Certificate of Incorporation” means the Restated Certificate of Incorporation of Acquiror.
(g)“Acquiror Common Stock” means the common stock, $0.01 par value per share, of Acquiror.
(h)“Acquiror ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.
(i)“Acquiror SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act or the regulations thereunder, since January 1, 2021.
(j)“Acquiror Stock Issuance” means the issuance of the Acquiror Common Stock pursuant to this Agreement.

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(k)“Acquisition Proposal” means a tender or exchange offer to acquire more than fifteen percent (15%) of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than fifteen percent (15%) of the voting power in, or more than fifteen percent (15%) of the business, assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.
(l)“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.
(m)“Applicable Mortgage Business Requirements” as of the time of reference, (A) all applicable Legal Requirements applicable to the origination and servicing of Mortgage Loans (including the taking, processing and underwriting of the relevant Mortgage Loan application and the closing and/or funding of the relevant Mortgage Loan), sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Mortgage Loan or Mortgage Loan servicing rights at the relevant time, (B) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Mortgage Loan, (C) all requirements set forth in any servicing agreements, and (D) all legal obligations to, or agreements with, any insurer, investor or regulatory agency, government sponsored enterprise or similar organization or authority, including any rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements of any insurer, investor, regulatory agency, government sponsored enterprise or similar organization or authority, applicable to any Mortgage Loan or Mortgage Loan servicing rights.
(n)“Bank” means CNB Bank & Trust, N.A., a national banking association headquartered in Carlinville, Illinois, and a wholly owned subsidiary of the Company.
(o)“Bank Merger” means the merger of the Bank with and into, and under the charter of, Acquiror Bank.
(p)“Business Day” means any day except Saturday, Sunday and any day on which banks in Bloomington, Illinois are authorized or required by law or other government action to close.
(q)“Call Report” shall mean the quarterly reports of income and condition filed by the Bank with Regulatory Authorities.
(r)“Closing Acquiror Common Stock Price” means the volume weighted average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the NASDAQ Global Select Market for the ten (10) consecutive trading days immediately preceding the Closing Date.
(s)“Code” means the Internal Revenue Code of 1986, as amended.
(t)“Company Articles of Incorporation” means the Articles of Incorporation of the Company, as amended.
(u)“Company Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement;

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(iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change-in-control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or any beneficiary thereof.
(v)“Company Board” means the board of directors of the Company.
(w)“Company Bylaws” means the Bylaws of the Company, as amended.
(x)“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
(y)“Company Common Stock” means the common stock, $0.05 par value per share, of the Company.
(z)“Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.
(aa)“Company Preferred Stock” means the Series A Convertible Perpetual Preferred Stock, par value of $0.01, of the Company.
(ab)“Company Real Estate” means all interests in real property owned by the Company and the Bank, including OREO listed on Schedule 12.1(bb) of the Company Disclosure Schedules.
(ac)“Company Shareholder Approval” means the adoption and approval of this Agreement by the shareholders of the Company, in accordance with the IBCA and the Company Articles of Incorporation.
(ad)“Company Stock Plan” means the CNB Bank Shares, Inc. 2024 Equity Incentive Plan, as amended, the CNB Bank Shares, Inc. 2017 Equity Incentive Plan, as amended, and the CNB Bank Shares, Inc. 2008 Equity Incentive Plan, as amended, and any successor plan to each such plan.
(ae)“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement or operating agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.
(af)“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger, (ii) the Mid-Tier Merger, (iii) the Bank Merger; (iv) the performance by Acquiror and the Company of their respective covenants and obligations under this Agreement; and (v) Acquiror’s issuance of shares of Acquiror Common Stock pursuant to the Registration Statement and cash in exchange for shares of Company Common Stock.

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(ag)“Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied): (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.
(ah)“Control,” “Controlling” or “Controlled,” when used with respect to any specified Person, means the power to vote twenty-five percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.
(ai)“CRA” means the Community Reinvestment Act, as amended.
(aj)“Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.
(ak)“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
(al)“DGCL” means the General Corporation Law of the State of Delaware, as amended.
(am)“DOL” means the U.S. Department of Labor.
(an)“Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.
(ao)“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.
(ap)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(aq)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(ar)“FDIC” means the Federal Deposit Insurance Corporation.
(as)“Federal Reserve” means the Board of Governors of the Federal Reserve System or the appropriate Federal Reserve Bank acting under delegated authority.
(at)“GAAP” means generally accepted accounting principles in the U.S., consistently applied.
(au)“Governmental Authority” means any governmental, regulatory or administrative body, agency, commission, board, or authority, including any Regulatory

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Authority, or any court or judicial authority, to which a party, by the nature of its activities, is subject, whether international, national, federal, state or local.
(av)“Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.
(aw)“IBCA” means the Business Corporation Act of 1983 of Illinois, as amended.
(ax)“Immediate Family Member” means a Person’s spouse, parents, stepparents, children, stepchildren, mothers and fathers-in-law, sons and daughters-in-law, siblings, brothers and sisters-in-law, and any other Person (other than a tenant or employee) sharing such Person’s household.
(ay)“IRS” means the U.S. Internal Revenue Service.
(az)“Knowledge” means the actual knowledge of those individuals set forth in Section 12.1(zz) of the Company Disclosure Schedules, with respect to the Company, and Section 12.1(zz) of the Acquiror Disclosure Schedules, with respect to Acquiror. For purposes of this definition, the individuals set forth in such schedule shall be deemed to have actual knowledge of facts that would be reasonably expected to come to the attention of such individual in the course of the management reporting practices of the Company or Acquiror, as applicable.
(ba)“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty or interpretation of any of the foregoing, or any other request or requirement of any Governmental Authority.
(bb)“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, license, pledge, charge, security interest, encumbrance, covenant, easement, right of way, restriction on disposition or transfer, voting or other similar agreement, or other adverse claim, limitation or restriction of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
(bc)“Material Adverse Effect” means, with respect to the Company or Acquiror, any fact, circumstance, change, event or effect that, either individually or in the aggregate with any other fact, circumstance, change, event or effect: (i) is or would reasonably be expected to have a material adverse effect on the capital, financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, or Acquiror and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clauses (A), (B), (C), (D) or (E), only to the extent that the effect of a change on it is not materially different than on comparable banking organizations organized and operated in the United States or any state therein (in which case only the incremental materially disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect)) the impact of (A) changes in banking and other laws of general applicability or changes in the interpretation thereof by governmental authorities, (B) changes in GAAP, SEC, or regulatory accounting requirements applicable to banking services organizations generally, (C) changes in the credit markets, prevailing interest rates, rates of inflation or other general economic or business conditions generally affecting banking organizations operating in the United States or any state therein, (D) changes in global, national or regional political conditions (including war or acts of terrorism), (E) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes,

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tornadoes or other natural disasters, (F) actions or omissions of a party to this Agreement that are expressly required or expressly permitted by this Agreement or taken upon the written request or with the prior written consent of the other party to this Agreement in contemplation of the transactions contemplated hereby, or (G) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation thereof, including the impacts thereof on relationships with customers and employees; or (ii) would, or would reasonably be expected to, prevent or materially delay the consummation of the Merger, or materially impair the ability of the party to perform its obligations under this Agreement.
(bd)“Mortgage Agency” means the Federal National Mortgage Corporation, the Federal Home Loan Mortgage Corporation, the Federal Housing Administration, the Veterans Administration, Government National Mortgage Association and any insurer, investor or other regulatory agency, government sponsored enterprise or similar organization or authority.
(be)“Mortgage Loan” means any United States individual one-to-four family residential mortgage loan or other extension of credit for a personal, family, or household use secured by a Lien on United States residential real property of a borrower.
(bf)“NASDAQ Rules” means the listing rules of the NASDAQ Global Select Market.
(bg)“Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.
(bh)“Ordinary Course of Business” shall include any action or omission taken by a Person only if such action or omission is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal operations of such Person, or otherwise commercially reasonable in nature and magnitude. For purposes of this Agreement.
(bi)“OREO” means real estate owned by a Person and designated as “other real estate owned.”
(bj)“OTCQX” means the OTCQX Best Market, a tier of the over-the-counter stock markets operated by OTC Markets Group Inc., or any successor marketplace or service of such entity.
(bk)“Outstanding Company Shares” means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
(bl)“PBGC” means the U.S. Pension Benefit Guaranty Corporation.
(bm) “Person” means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.
(bn)“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

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(bo)“Proxy Statement” means a proxy statement prepared by the Company for use in connection with the Company Shareholders’ Meeting, all in accordance with the rules and regulations of the SEC.
(bp)“Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Acquiror Common Stock to be issued pursuant to this Agreement, which shall include the Proxy Statement.
(bq)“Regulatory Authority” means any federal, state or local governmental body, agency, court or authority, or any Mortgage Agency that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.
(br)“Remediation Cost” means the estimated total cost for completing all necessary work plans or removal or remediation actions with respect to any Phase I or Phase II report with respect to real property in which the Company or the Bank holds any interest.
(bs)“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
(bt)“Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions, other than the Bank Merger.
(bu)“SEC” means the Securities and Exchange Commission.
(bv)“Securities Act” means the Securities Act of 1933, as amended.
(bw)“Stock Consideration Cash Value” means the volume weighted average closing price of Acquiror Common Stock on the NASDAQ Global Select Market over the ten (10) trading days ending on the fifth (5th) trading day prior to the Effective Time multiplied by the Exchange Ratio.
(bx)“Subsidiary” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.
(by)“Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Acquisition Proposal being treated as references to “fifty percent (50%)” for these purposes) which the Company Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (which shall be D.A. Davidson & Co. or any nationally recognized investment banking firm), (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements.

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(bz)“Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, excise tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.
(ca)“Tax Return” means any return (including any information return and any amended return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
(cb)“Transition Date” means, with respect to any Covered Employee, the date Acquiror commences providing benefits to such employee with respect to each New Plan.
(cc)“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the U.S. Department of the Treasury.
(cd)“U.S.” means the United States of America.
Section 12.2Principles of Construction.
(a)In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.
(b)The schedules of each of the Company and Acquiror referred to in this Agreement (the “Company Disclosure Schedules” and the “Acquiror Disclosure Schedules,” respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Acquiror to the other before the

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date of this Agreement; provided, that: (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules or the Acquiror Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company or Acquiror, as applicable, that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a Section of this Agreement shall be deemed to qualify (A) any other Section of this Agreement specifically referenced or cross-referenced and (B) other sections of this Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections. The Company shall be permitted to modify, amend and supplement the Company Disclosure Schedules from time to time to the extent reasonably necessary or appropriate to reflect any fact, circumstance, change, event or effect arising or existing on or after the date of this Agreement, in each case by notifying Acquiror in writing thereof; provided that the information contained in any such modification, amendment or supplement shall not be deemed to have modified any of the representations and warranties of the Company contained in this Agreement or be considered Previously Disclosed (defined below) unless it is expressly accepted as such in writing by the other party. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement, “Previously Disclosed” means, with respect to the Company, information set forth by the Company in the Company Disclosure Schedules and, with respect to Acquiror, information set forth by Acquiror in the Acquiror Disclosure Schedules.
(c)All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
(d)With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

ACQUIROR:
HBT FINANCIAL, INC. By: /s/ J. Lance Carter Name: J. Lance Carter Title: President and Chief Executive Officer
COMPANY: CNB BANK SHARES, INC. By: /s/ James T. Ashworth Name: James T. Ashworth Title: President
MERGERCO: HB-CNB MERGER, INC. By: /s/ J. Lance Carter Name: J. Lance Carter Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]